Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

EVERYDAY HEALTH, INC.,

Tea Leaves Health, LLC,

Reuben Kennedy, in his capacity as Sellers’ Representative,

and

THE SELLERS NAMED HEREIN

Dated as of August 6, 2015

Table of Contents

ARTICLE 1		1
THE TRANSACTION		1
1.1	Purchase of Interests	1
1.2	Purchase Price	2
1.3	Payment	2
1.4	Closing Balance Sheet Adjustment	4
1.5	Closing	6
1.6	Closing Deliveries	6
1.7	Earn Out	8
1.8	Allocation	11
1.9	Transfer Taxes	11
1.10	Withholding	11

ARTICLE 2		12
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		12
2.1	Authority; Effect of Agreement	12
2.2	Ownership; No Options	12
2.3	No Conflict	12
2.4	Brokers	13
2.5	Litigation	13
2.6	Consents	13
2.7	FIRPTA	13
2.8	Buyer Common Stock	13

ARTICLE 3		14
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		14
3.1	Organization	14
3.2	Authority	15
3.3	No Conflict	15
3.4	Capitalization	16
3.5	Investments and Subsidiaries	16
3.6	Financial Statements	16
3.7	Consents	16

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3.8	Absence of Certain Changes or Events	17
3.9	Compliance with Laws; Permits	18
3.10	Litigation	19
3.11	Title; Condition and Sufficiency of Assets	20
3.12	Absence of Questionable Payments	20
3.13	Real Property; Leases	20
3.14	Contracts	21
3.15	Insurance	23
3.16	Intellectual Property	24
3.17	Privacy and Data Security	27
3.18	Relationship with Customers	27
3.19	Taxes	28
3.20	Employee Benefits	30
3.21	Employee Matters	32
3.22	Bank Accounts	34
3.23	Affiliate Transactions	34
3.24	Environmental Matters	34
3.25	Books and Records	35
3.26	Accounts Receivable	35
3.27	Liabilities	35
3.28	Brokers	35

ARTICLE 4		36
REPRESENTATIONS AND WARRANTIES OF THE BUYER		36
4.1	Organization	36
4.2	Authority	36
4.3	No Conflict	36
4.4	Consents	36
4.5	Buyer Common Stock	37
4.6	Brokers	37
4.7	No Other Representations	37
4.8	Financing	37

ARTICLE 5		37
TAX MATTERS		37
5.1	Tax Returns	37

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5.2	Assistance and Records	38
5.3	Allocation of Straddle Period Taxes	38
5.4	Contests	39
5.5	Federal Income Tax Treatment of Transaction	39

ARTICLE 6		39
SURVIVAL AND INDEMNIFICATION		39
6.1	Survival	39
6.2	General Indemnification	40
6.3	Insurance	43
6.4	Sole Remedy	43
6.5	Indemnity Payments	44

ARTICLE 7		44
MISCELLANEOUS		44
7.1	Interpretive Provisions	44
7.2	Sellers’ Representative	45
7.3	Further Assurances	46
7.4	Successors and Assigns	47
7.5	Headings	47
7.6	Modification and Waiver	47
7.7	Expenses	47
7.8	Notices	48
7.9	Governing Law; Consent to Jurisdiction	48
7.10	Confidentiality; Public Announcements	49
7.11	No Third Party Beneficiaries	49
7.12	Release	49
7.13	Counterparts	50
7.14	Entire Agreement	50

ARTICLE 8		50
CERTAIN DEFINITIONS		50

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EXHIBITS

Exhibit A	Membership Interests
Exhibit B	Estimated Purchase Price Allocations
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Net Working Capital Illustration

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of August 6, 2015 (the “Agreement”) is by and among Everyday Health, Inc., a Delaware corporation (the “Buyer”), Tea Leaves Health, LLC, a Georgia limited liability company (the “Company”), Reuben Kennedy, in his capacity as Sellers’ Representative (as defined in Section 7.2), and the Members of the Company named on Exhibit A hereto (collectively, the “Sellers” and each a “Seller”).

RECITALS

A.          The Company has issued and outstanding limited liability company membership interests constituting combined Membership Interests (as defined in the Company’s Operating Agreement (the “Operating Agreement”)) of 100% (the “Interests”). Except for the Interests, no other equity securities of or ownership interests in the Company are issued or outstanding. All Interests are owned by the Sellers, beneficially and of record, in the amounts set forth opposite each Seller’s name on Exhibit A hereto.

B.          The parties acknowledge and agree that Reuben Kennedy and Roger Loeb indirectly hold Interests through Tea Leaves Technologies LLC (“Tea Leaves Tech”), as set forth on Exhibit A. All references herein to “Seller” or “Sellers” shall include Reuben Kennedy and Roger Loeb as if they directly held Interests in the Company; provided that any payments of cash or issuances of Buyer Common Stock allocable to Tea Leaves Tech shall be made to Tea Leaves Tech (and not directly to Reuben Kennedy and Roger Loeb). Notwithstanding anything in this Agreement to the contrary, Reuben Kennedy and Roger Loeb shall cause Tea Leaves Tech to take such actions as are required of a Seller hereunder and shall be entitled to the benefits of a Seller hereunder (subject to the proviso above).

C.          The Buyer desires to purchase, and the Sellers desire to sell, all of the Interests, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

THE TRANSACTION

1.1        Purchase of Interests. Each Seller hereby sells and assigns to the Buyer, free and clear of all Liens, and the Buyer hereby purchases from such Seller, the Interests set forth opposite such Seller’s name on Exhibit A hereto. In furtherance of the foregoing, each Seller hereby transfers and assigns to Buyer all of such Seller’s related rights, title, interests and obligations in, to and under the Operating Agreement (including all of such Seller’s rights, title and interest in and to its capital account), and the Buyer hereby accepts the same. The sale and assignment of each Seller’s Interests as provided in this Section 1.1 is intended to grant to the Buyer the right to be admitted as a Member (as defined and as provided in the Operating Agreement) and to grant to the Buyer all rights, title and interest of such Seller as a Member with respect to such Interests, and, accordingly, the Buyer is deemed to be so admitted as a Member. For the avoidance of doubt, after giving effect to the sale and assignment of the Interests of each Seller as contemplated by this Section 1.1, the Buyer will be the sole member of the Company and the owner of all of the Interests.

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1.2          Purchase Price. The aggregate consideration for the Interests (the “Purchase Price”) means an amount equal to (i) $30,000,000, minus (ii) the Closing Indebtedness Amount, plus (iii) the Net Working Capital Adjustment Amount (which may be a negative number and therefore a reduction to the Purchase Price), minus (iv) the amount of Seller Transaction Expenses. The Purchase Price shall be payable by the Buyer to the Sellers in a combination of cash and shares of Buyer common stock (“Buyer Common Stock”), subject to the terms and conditions set forth below. Notwithstanding the foregoing, in no event shall less than fifty percent (50%) of the Purchase Price be paid in cash. The Sellers shall also have the right to receive additional consideration in accordance with the terms and conditions of Section 1.7 hereto (the “Earn Out”).

1.3          Payment.

(a)          Prior to Closing, the Company has delivered to the Buyer a statement (the “Closing Statement”) reflecting the Company’s good faith estimate of (i) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (ii) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”) and (iii) the amount of Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”).

(b)          The Buyer will pay and deliver to the Sellers’ Representative or as directed by the Sellers’ Representative and on behalf of the Sellers in accordance with the allocations set forth on Exhibit B hereto, the Estimated Purchase Price, less the Holdback Amount (the “Net Closing Payment”). As used herein, the “Estimated Purchase Price” means an amount equal to (i) $30,000,000, minus (ii) the Estimated Closing Indebtedness Amount, plus (iii) the Estimated Net Working Capital Adjustment Amount (which may be a negative number and therefore a reduction to the Estimated Purchase Price), minus (iv) the amount of Estimated Seller Transaction Expenses. The Net Closing Payment shall be paid by the Buyer to the Persons and accounts set forth in the funds flow memorandum (the “Funds Flow Memo”) delivered by the Sellers’ Representative at least one (1) business day prior to the Closing.

(i)   At the Closing, a portion of the Estimated Purchase Price shall be payable in cash. Exhibit B sets forth the Seller allocations of the cash amounts to be paid at Closing. With respect to the portion of the Estimated Purchase Price payable in cash, the Buyer shall pay the Sellers by wire transfer of immediately available funds in accordance with the instructions provided by the Sellers’ Representative.

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(ii)  Subsequent to Closing, but in no event later than the six (6) month anniversary of the Closing Date, the Buyer shall pay the remaining portion of the Estimated Purchase Price, less the Holdback Amount as set forth in Section 1.3(c) below (the “Deferred Payment”). The Deferred Payment shall be payable by the Buyer to the Sellers, at the Buyer’s election, in (A) cash, (B) shares of Buyer Common Stock or (C) any combination of the foregoing. Exhibit B sets forth the Seller allocations of the dollar value of the Deferred Payments to be made subsequent to Closing. If applicable, with respect to the portion of the Deferred Payment payable in shares of Buyer Common Stock, the Buyer shall cause the Buyer’s transfer agent to credit by book entry in the name of each Seller the number of full shares of Buyer Common Stock to which such Seller shall be entitled in accordance with the allocations set forth on Exhibit B hereto. The Buyer’s transfer agent shall hold such shares of Buyer Common Stock as restricted shares, consistent with Section 2.8(e). The total number of shares of Buyer Common Stock to be delivered to the Sellers shall be equal to: (A) the dollar value of the Deferred Payment to be paid in shares of Buyer Common Stock, divided by (B) the average closing trading price on the New York Stock Exchange of the Buyer Common Stock for the ten (10) trading day period ending on the second day prior to the Closing Date. No fractional share of Buyer Common Stock shall be issued. Instead of any fractional share of Buyer Common Stock that would otherwise be issuable, the Buyer shall make a cash payment in respect of such fractional share equal to the fraction multiplied by the average closing trading price noted in clause (B) above. In the event that the Buyer elects to pay the Deferred Payment (or any portion thereof) in shares of Buyer Common Stock and the closing trading price on the New York Stock Exchange of the Buyer Common Stock on the payment date is less than the average closing trading price set forth in clause (B) above, the Buyer shall pay the difference to the Sellers in cash in accordance with the following sentences. The closing trading price on the payment date shall be deducted from the average closing trading price in clause (B), with the resulting per share dollar amount then multiplied by the number of shares of Buyer Common Stock to be delivered to the Sellers as set forth above. The dollar value of the amount calculated in accordance with the previous sentence will then be subtracted from the total of the “Deferred Payment” column in Exhibit B hereto and such remaining amount will be paid by the Buyer in cash to the Sellers in accordance with instructions to be provided by the Sellers’ Representative.

(c)          At the Closing, the Buyer shall cause the Buyer’s transfer agent to credit by book entry in the name of each Seller the number of full shares of Buyer Common Stock constituting the Holdback Amount. The Buyer’s transfer agent shall hold the shares of Buyer Common Stock constituting the Holdback Amount as restricted shares, (i) consistent with Section 2.8(e) and (ii) restricting such shares from resale or transfer by the Buyer’s transfer agent, and shall bear a legend with “stop transfer restrictions” to that effect, for a period of twelve (12) months after the Closing (the “Holdback Period”), subject to forfeiture, and distributed in accordance with the terms hereof to satisfy (A) any adjustments to the Purchase Price in favor of Buyer pursuant to Section 1.4 and (B) any and all liabilities of the Sellers to the Buyer or other Buyer Indemnified Party under Section 6.2, but in no event shall the Holdback Period extend beyond twelve (12) months after the Closing (unless there in an ongoing claim on the twelve (12) month anniversary of Closing, in which case the shares of Buyer Common Stock subject to such claim shall remain restricted by the Buyer’s transfer agent until final resolution of the claim). The total number of shares of Buyer Common Stock to be delivered to the Buyer’s transfer agent with respect to the Holdback Amount shall be equal to: (A) the dollar value of the Holdback Amount, divided by (B) the average closing trading price on the New York Stock Exchange of the Buyer Common Stock for the ten (10) trading day period ending on the second day prior to the Closing Date. No fractional share of Buyer Common Stock shall be issued. Instead of any fractional share of Buyer Common Stock that would otherwise be issuable, the Buyer shall withhold a cash amount in respect of such fractional share equal to the fraction multiplied by the average closing trading price noted in clause (B) above. Upon the expiration of the Holdback Period, the Buyer shall instruct the Buyer’s transfer agent to remove the resale restrictions set forth in clause (ii) above from any shares of Buyer Common Stock in the Holdback Amount that, at such time, have not been cancelled, retired or released to the Buyer to satisfy any obligations herein or remain subject to an ongoing claim hereunder whereby such cancellation, retirement or release may result. Upon such Buyer instruction, provided that such shares are permitted for public resale pursuant to the conditions of Rule 144, promulgated under the Securities Act (as defined below), the Sellers shall then be able to freely sell or otherwise transfer the shares of Buyer Common Stock.

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(d)          At the Closing, the Buyer shall, on behalf of the Company, make the payments specified in the payoff letters described in Section 1.6(b)(v) – (vi) (the “Payoff Amounts”) and in respect of the Tea Leaves Tech Promissory Note, as specified in the confirmation letter described in Section 1.6(b)(xi), all as set forth in the Funds Flow Memo.

1.4          Closing Balance Sheet Adjustment.

(a)          Promptly after the Closing but in any event within ninety (90) days after the Closing, the Buyer shall prepare a report containing its determination of the balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and a calculation of the Closing Indebtedness Amount, Net Working Capital Adjustment Amount and amount of Seller Transaction Expenses, each as of 12:01 a.m. on the Closing Date (such calculations together with the Closing Balance Sheet, the “Preliminary Statement”). After delivery of the Preliminary Statement by Buyer, Sellers’ Representative and an accounting firm of his choosing will be afforded all access to such books, records and work papers related to the preparation of the Preliminary Statement as the Sellers’ Representative may reasonably request. The Sellers’ Representative will have the right to object to the Preliminary Statement. If the Sellers’ Representative has any objections to the Preliminary Statement, the Sellers’ Representative will deliver to the Buyer a written statement setting forth in reasonable detail the objections (an “Objections Statement”) within thirty (30) days after delivery of the Preliminary Statement. If the Sellers’ Representative does not deliver an Objections Statement during that period, he will be deemed to have accepted the Preliminary Statement.

(b)          If an Objections Statement is delivered in accordance with Section 1.4(a), the Sellers’ Representative and the Buyer will negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within twenty (20) days after the delivery of the Objections Statement, the Sellers’ Representative and the Buyer will submit such dispute to a mutually acceptable nationally recognized independent public accounting firm agreed upon in good faith by the Sellers’ Representative and the Buyer in writing (the “Dispute Resolution Auditor”). The Sellers’ Representative and the Buyer will instruct the Dispute Resolution Auditor to resolve the dispute as soon as practicable and use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve the dispute in any event within thirty (30) days of the engagement of the Dispute Resolution Auditor. In resolving the dispute, the Dispute Resolution Auditor will consider only those items and those amounts that are identified in the Objections Statement as being items that the Sellers’ Representative and the Buyer have been unable to resolve and shall determine such amounts within the range of values proposed by the Sellers’ Representative and the Buyer. Any communications with the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The resolution of the dispute by the Dispute Resolution Auditor will be final, binding and non-appealable by the Parties, and judgment may be entered upon the determination of the Dispute Resolution Auditor in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Dispute Resolution Auditor shall be borne equally by the Buyer and Sellers, unless the Dispute Resolution Auditor determines otherwise on the basis that any party has acted unreasonably.

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(c)          Promptly and in any event no later than the fifth business day following the final determination of the Closing Indebtedness Amount, the Net Working Capital Adjustment Amount and the amount of the Seller Transaction Expenses in accordance with this Section 1.4:

(i)   If the Purchase Price, as finally determined pursuant to this Section 1.4, exceeds the Estimated Purchase Price (the positive difference between the Estimated Purchase Price and the Purchase Price being the “Shortfall”), then the Buyer will pay the Shortfall to the Sellers, at the Buyer’s election, (A) cash in the amount of the Shortfall, or (B) fifty percent (50%) of the Shortfall in cash and fifty percent (50%) of the Shortfall in shares of Buyer Common Stock. The cash portion of the Shortfall will be paid to the Sellers’ Representative to disburse the amounts to each Seller (or, at the direction of the Sellers’ Representative, directly to each Seller) in accordance with the allocations set forth on Exhibit B hereto and pursuant to the instructions of the Sellers. With respect to the stock portion of the Shortfall, if applicable, the Buyer shall cause the Buyer’s transfer agent to credit by book entry in the name of each of the Sellers the number of full shares of Buyer Common Stock to which the Sellers shall be entitled as directed by the Sellers’ Representative. If applicable, the total number of shares of Buyer Common Stock to be delivered to the Sellers for the Shortfall shall be equal to: (x) the dollar value of the portion of the Shortfall to be paid in shares of Buyer Common Stock, divided by (y) the average closing trading price on the New York Stock Exchange of the Buyer Common Stock for the ten (10) trading day period ending on the second day prior to the Shortfall payment date. No fractional share of Buyer Common Stock shall be issued. Instead of any fractional share of Buyer Common Stock that would otherwise be issuable, the Buyer shall make a cash payment in respect of such fractional share equal to the fraction multiplied by the average closing trading price noted in clause (y) above.

(ii)  If the Purchase Price, as finally determined pursuant to this Section 1.4, is less than the Estimated Purchase Price (the negative difference between the Purchase Price and the Estimated Purchase Price being the “Overage Amount”), then the Overage Amount shall be paid to the Buyer by cancellation, retirement and/or release of a portion of the Holdback Amount. The total number of shares of Buyer Common Stock to be cancelled, retired or released for the Overage Amount shall be equal to: (x) the dollar value of the portion of the Overage Amount to be paid in shares of Buyer Common Stock, divided by (y) the average closing trading price on the New York Stock Exchange of the Buyer Common Stock for the ten (10) trading day period ending on the second day prior to the Overage Amount payment date. No fractional share of Buyer Common Stock shall be retired or cancelled. Instead of any fractional share of Buyer Common Stock that would otherwise be cancelled, retired or released, the Sellers shall make a cash payment to Buyer in respect of such fractional share equal to the fraction multiplied by the average closing trading price noted in clause (y) above. The Sellers hereby grant the Buyer the right to cancel, retire and/or release shares of Buyer Common Stock pursuant to this section and to notify the Buyer’s transfer agent of the foregoing. If the Sellers shall fail to pay or cause to be paid such amounts to the Buyer, then in addition to any other remedies available to it, the Buyer shall have the right to offset such amounts against the Earn Out Payment.

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1.5          Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of the Buyer, 345 Hudson Street, 16th Floor, New York, New York on the date of this Agreement and simultaneously with the execution and delivery of this Agreement (such date being referred to herein as the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed to have occurred on, and be effective as of 12:01 a.m., on the Closing Date.

1.6          Closing Deliveries.

(a)          Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered the following:

(i)          to the Sellers, Sellers’ Representative and/or the other Persons set forth in Funds Flow Memo, the Net Closing Payment, minus the Deferred Payment, in accordance with Section 1.3(b), and the payment of the Payoff Amounts, in accordance with Section 1.3(d);

(ii)         to the Buyer’s transfer agent, the Holdback Amount in accordance with Section 1.3(c);

(iii)        to the Sellers, the other Ancillary Agreements to which the Buyer is a party, duly executed by the Buyer;

(iv)        to each of the Sellers, offer letters, signed by the Buyer, relating to their employment after the Closing, each in the form previously agreed with such persons; and

(v)         to each of the Sellers, non-competition agreements, each in substantially the form set forth on Exhibit C hereto (each a “Non-Competition Agreement”).

(b)          Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered the following to the Buyer:

(i)          the Closing Statement, together with a certificate executed by the Company to the effect that such estimates were determined in good faith in accordance with GAAP currently in effect, consistently applied;

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(ii)         the Funds Flow Memo, duly executed by the Sellers’ Representative, in form and substance reasonably acceptable to the Buyer;

(iii)        a manager’s certificate dated the Closing Date certifying as to the authenticity and effectiveness of the actions of the Sellers authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (attaching to the certificate a true and correct copy of the resolutions duly adopted by the Sellers to that effect, as well as the Operating Agreement, as in effect as of the Closing);

(iv)        from each Seller, a certificate, duly completed and executed pursuant to Treasury Regulations Section 1.1445-2(b)(2), certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(v)          payoff letter(s) with respect to all Seller Transaction Expenses owed to Gordon & Rees LLP, in form and substance reasonably acceptable to the Buyer;

(vi)        Termination and Release Agreement between the Company and RD McClendon CPA, PC (“McClendon”) with respect to all Seller Transaction Expenses owed to McClendon;

(vii)       a manager’s certificate certifying that (i) any liability of the Company for distributions or other payments due to any Seller have been paid or eliminated; (ii) any liability of any Seller for payments due the Company, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice, have been paid or eliminated; and (iii) all interest-bearing Indebtedness and the Indebtedness under the Tea Leaves Tech Promissory Note has been paid or eliminated;

(viii)      from each officer of the Company and each member of the board of managers or the equivalent of the Company, a written resignation and release, in form and substance reasonably satisfactory to Buyer;

(ix)        evidence reasonably satisfactory to the Buyer as to the exercise and termination of the Warrant with Tenet Healthcare Corp., successor in interest to Vanguard Health Management, Inc. (“Vanguard”), and waiver of any rights of Vanguard in connection therewith, as a member of the Company or otherwise in connection with this Agreement;

(x)         the Tea Leaves Tech Agreement;

(xi)        a confirmation letter, duly executed by Tea Leaves and TechSafari, LLC (“TechSafari”) and in form and substance reasonably satisfactory to Buyer, to the effect that the Tea Leaves Tech Promissory Note has been repaid in full, has been terminated and is of no further force or effect;

(xii)       evidence reasonably satisfactory to the Buyer as to the assignment of the Industrial Lease Agreement with Northmeadow Investors, LLC from TechSafari to the Company, including that Northmeadow Investors, LLC has consented to such assignment;

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(xiii)      a certificate from the Secretary of State of the State of Georgia and each state in which the Company is qualified as a foreign corporation to do business to the effect that the Company is in good standing in such state;

(xiv)      all notices and consents set forth on Schedules 3.3 or 3.7 of the Disclosure Schedules hereto, in form and substance reasonably acceptable to the Buyer;

(xv)       the (A) Transition Services, Asset Purchase and Assignment Agreement, (B) Software License and Distribution Agreement and (C) NCOA Services Agreement, each between the Company and TechSafari;

(xvi)      from each of the Sellers, offer letters, signed by each such party, relating to their employment after the Closing, each in the form previously agreed with such persons;

(xvii)     from each of the Sellers, a Non-Competition Agreement;

(xviii)    from McClendon, in form and substance reasonably acceptable to the Buyer, an executed consent to incorporate by reference McClendon’s audit report for the Company’s audited financial statements for the years ended December 31, 2014 and 2013 in certain of the Buyer’s filings with the Securities and Exchange Commission (“SEC”), together with a power of attorney executed by McClendon appointing the Buyer (and/or certain of the Buyer’s employees) as McClendon’s attorney-in-fact to date and file such consent with the SEC; and

(xix)      confirmation letter, duly executed by TechSafari and in form and substance reasonably satisfactory to Buyer, to the effect that all amounts owed by the Company to TechSafari are waived and released in full.

1.7          Earn Out. Subject to the terms and conditions of this Agreement, the Sellers shall be eligible to receive additional consideration in the amount of $20,000,000 (the “Earn Out Payment”) based on the achievement of certain business milestones as set forth below.

(a)          If the CARR equals or exceeds $16,000,000 (the “Earn Out Target”) at December 31, 2016 (the “Earn Out Date”), the Buyer shall pay to the Sellers the Earn Out Payment. In the event that the CARR at December 31, 2016 is less than the Earn Out Target, no Earn Out Payment shall become payable to the Sellers.

(b)          From the Closing through the Earn Out Date:

(i)   the Sellers and the Buyer shall owe each other a duty of good faith and fair dealing with regard to the operation of the Company in so far as, in the case of the Buyer, that relates to the ability of the Company to achieve the Earn Out Target as of the Earn Out Date and, in the case of the Sellers, that relates to good business practices and the Company’s business, operations, prospects and condition (whether financial or otherwise);

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(ii)  the Buyer shall not (A) take any action with the specific intent of preventing the Company from achieving the Earn Out Target or (B) cause the Company to dissolve, wind up or liquidate; and

(iii) on a monthly basis, the Buyer will prepare and deliver to the Sellers’ Representative a statement setting forth in reasonable detail the CARR as of such date for review and comment.

If the Buyer breaches any of the covenants set forth in Sections 1.7(b)(i) or 1.7(b)(ii), then the Sellers’ Representative shall provide the Buyer with written notice thereof (a “Default Notice”) within seven (7) days following the occurrence of such breach, which such Default Notice must provide reasonable detail as to the nature of the breach. If (a) the Buyer does not cure the breach within seven (7) days following receipt of a Default Notice with respect thereto or (b) it is not feasible for such breach to be cured within such seven (7) day period, then the Earn Out Payment shall become immediately due and payable from the Buyer to the Sellers in accordance with this Agreement on the assumed basis that the Earn Out Target had been met in full.

(c)          The Earn Out Payment is expressly conditioned upon the continued employment of Reuben Kennedy, Roger Loeb and James Schleck (each, an “Earn Out Employee”) with the Company through the Earn Out Date. In the event that at least one (1) of the Earn Out Employees is not employed by the Company or another Affiliate of the Buyer (other than as a result of termination of his employment by the Company or such Affiliate without Cause or in the event any of the Earn Out Employees die or becomes Disabled prior to the Earn Out Date) on or before the Earn Out Date, the Earn Out Payment shall be zero (0) and all of the Sellers shall forfeit any rights they may have to receive the Earn Out Payment (regardless of whether the Earn Out Target is achieved on the Earn Out Date). In the event an Earn Out Employee is terminated without Cause, dies or becomes Disabled prior to the Earn Out Date, the Earn Out Payment will be paid to the Earn Out Employee (or his estate), when and if such Earn Out Payment becomes due and payable, calculated as if the Earn Out Employee continued to be employed by the Company or such Affiliate through the Earn Out Date. If either Stefan Agustsson or Douglas Zarvell are not employed by the Company or another Affiliate of the Buyer (other than as a result of termination of his employment by the Company or such Affiliate without Cause or in the event such Seller dies or becomes Disabled prior to the Earn Out Date) on or before the Earn Out Date, such Seller’s entitlement to any Earn Out Payment shall be forfeited and any such forfeited Earn Out Payment shall be reallocated among the other Sellers then employed by the Company or another Affiliate of the Buyer in accordance with Exhibit A hereto and the instructions of the Sellers’ Representative and Exhibit B shall be adjusted by the parties accordingly.

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(d)         Within sixty (60) days after the Earn Out Date, the Buyer will prepare and deliver to the Sellers’ Representative a statement setting forth in reasonable detail the CARR as of the Earn Out Date (the “Statement”). During the forty-five (45) day period following receipt of the Statement, the Sellers’ Representative and an accounting firm selected by the Sellers’ Representative will, at the Sellers’ expense, be permitted to review the records of the Company relating to the Statement and request such other data and information from the Company as is reasonable under the circumstances. The Statement will become final and binding upon the Sellers on the 15th day following delivery thereof unless the Sellers’ Representative gives written notice of disagreement with such Statement (a “Notice of Disagreement”) to the Buyer prior to such date. The Notice of Disagreement will specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation. During the forty-five (45) day period following the delivery of a Notice of Disagreement or such longer period as the Sellers’ Representative and the Buyer mutually agree in writing, the Sellers’ Representative and the Buyer will negotiate in good faith to resolve any differences which they may have with respect to the matters specified in such Notice of Disagreement. If, at the end of such forty-five (45) day period (or such longer mutually agreed period), the Sellers’ Representative and the Buyer have not resolved such differences, the Sellers’ Representative and the Buyer will submit any and all matters which remain in dispute and which were properly included in such Notice of Disagreement to a Dispute Resolution Auditor. The Sellers’ Representative and the Buyer agree that the determination of the Dispute Resolution Auditor will be final and binding upon the parties and that judgment may be entered upon the determination of the Dispute Resolution Auditor in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Dispute Resolution Auditor is limited to only such items included in the Statement that the Sellers’ Representative has disputed in the Notice of Disagreement. The Dispute Resolution Auditor will determine, based solely on presentations by the Buyer and the Sellers’ Representative, and not by independent review, only those issues in dispute specifically set forth on such Notice of Disagreement and will render a written report as to the dispute, which will be conclusive and binding upon the parties. In resolving any disputed item, the Dispute Resolution Auditor: (a) will be bound by the principles set forth in this Agreement, (b) will limit its review to matters specifically set forth in the Notice of Disagreement, and (c) will not assign a value greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. A Statement reviewed by the Dispute Resolution Auditor will, after giving effect to any Adjustment, become final and binding on the parties. The fees, costs and expenses of the Dispute Resolution Auditor shall be borne equally by the Buyer and Sellers, unless the Dispute Resolution Auditor determines otherwise on the basis that any party has acted unreasonably.

(e)          If earned, the Earn Out Payment will be paid (A) if no Notice of Disagreement has been delivered by the Sellers’ Representative in accordance with Section 1.7(d), within ten (10) days of the filing of the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and (B) if a Notice of Disagreement has been delivered by the Sellers’ Representative in accordance with Section 1.7(d), on the date that is five (5) business days after the delivery of a determination by the Dispute Resolution Auditor or such other date that the Notice of Disagreement has been resolved by mutual agreement of the Buyer and the Sellers’ Representative in accordance with this Section 1.7.

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(f)          The Earn Out Payment, if any, shall be payable by the Buyer to the Sellers fifty percent (50%) in cash and fifty percent (50%) in shares of Buyer Common Stock. The total number of shares of Buyer Common Stock to be delivered to the Sellers with respect to any Earn Out Payment shall be equal to: (A) $10,000,000, divided by (B) the average closing trading price on the New York Stock Exchange of the Buyer Common Stock for the ten (10) trading day period ending on the second day prior to the date of the Earn Out Payment. No fractional share of Buyer Common Stock shall be issued. Instead of any fractional share of Buyer Common Stock that would otherwise be issuable, the Buyer shall make a cash payment in respect of such fractional share equal to the fraction multiplied by the average closing trading price noted in clause (B) above. The Earn Out Payment will be allocated among the Sellers in accordance with the written instructions of the Sellers’ Representative consistent with the allocations set forth on Exhibit B hereto, and the Buyer shall (i) with respect to the portion of the Earn Out Payment payable in cash, pay by wire transfer of immediately available funds and (ii) with respect to the portion of the Earn Out Payment payable in shares of Buyer Common Stock, cause the Buyer’s transfer agent to credit by book entry in the name of each of the Sellers the number of full shares of Buyer Common Stock to which the Sellers shall be entitled, in the case of each of clauses (i) and (ii), as directed by the Sellers’ Representative.

1.8          Allocation. Within sixty (60) days of the determination of the Purchase Price pursuant to Section 1.4, the Buyer shall provide the Sellers’ Representative with an allocation of the Purchase Price (plus other relevant items) to the assets of the Company in a manner consistent with Section 1060 of the Code (the “Initial Purchase Price Allocation”). The Buyer shall permit the Sellers’ Representative to review and comment on the Initial Purchase Price Allocation and shall make such revisions as are reasonably requested by the Sellers’ Representative within thirty (30) days of delivery of the Initial Purchase Price Allocation to the Sellers’ Representative. In the event that the Buyer and the Sellers’ Representative are unable to agree upon the Initial Purchase Price Allocation, such disagreement shall be resolved by the Dispute Resolution Auditor. The Buyer, the Sellers’ Representative and the Sellers shall file all Tax Returns in a manner consistent with such allocation as finally determined pursuant this Section 1.8. If there is an adjustment to the Purchase Price pursuant to this Agreement (including Section 1.7 and Article 6), each of the parties agrees to adjust such allocation as applicable in accordance with the procedures applicable to the preparation of, and revisions to, the Initial Purchase Price Allocation.

1.9          Transfer Taxes. All sales, use, excise and transfer Taxes (“Transfer Taxes”) arising out of the transfer of the Interests and the other transactions contemplated by this Agreement shall be paid by the Sellers. The Tax Returns for Transfer Taxes required by reason of the transfer of the Interests and the other transactions contemplated by this Agreement shall be timely prepared and filed by the party initially obligated by applicable Law to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

1.10        Withholding. The Buyer and its agents shall be entitled to deduct and withhold from the Purchase Price and other amounts otherwise payable pursuant to this Agreement to any Person, and to pay over to the applicable Taxing Authority (or other applicable Person), such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local, provincial or non-U.S. Law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Buyer or its agent.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller severally (and in respect of himself, herself or itself only) represents and warrants to the Buyer as follows:

2.1          Authority; Effect of Agreement. Such Seller has the legal capacity and right to execute, deliver and perform his, her or its respective obligations under this Agreement and the Ancillary Agreements to which he, she or it is a party without the need for consent or authorization of any other Person (and, in the case of any Seller that is not an individual, this Agreement and any Ancillary Agreement to which it is a party have been duly authorized by all necessary action on the part of such Seller). This Agreement and each Ancillary Agreement to which such Seller is a party have been duly and validly executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, as the case may be, enforceable against such Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors’ generally.

2.2          Ownership; No Options. Such Seller, as applicable, is the true and lawful owner of the Interests set forth opposite such Seller’s name in Exhibit A to this Agreement, and all of such Interests have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and such ownership is, free and clear of all Liens. There are no outstanding Options to acquire any Interests owned by such Seller and there are no agreements or understandings with respect to the sale or transfer of such Interests (except as set forth in this Agreement and the Ancillary Agreements).

2.3          No Conflict. The execution and delivery by such Seller of this Agreement and each Ancillary Agreement to which such Seller is party, and the consummation by him, her or it of the transactions contemplated hereby and thereby, to the Knowledge of the Sellers, does not and will not, with or without the giving of notice or the lapse of time: (a) violate any provision of any law to which such Seller is subject, (b) violate any order, judgment, or decree applicable to such Seller, (c) violate or result in a breach of or constitute a default (or an event that might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of or notice to any third party under any contract or agreement, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or, imposition of any Liens upon any of the assets or properties of such Seller under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller or any of such Seller’s assets or properties is bound, or (d) in the case of any Seller that is not an individual, violate or require the consent of any person under the charter, bylaws, operating agreement, partnership agreement or other organizational and similar documents of such Seller.

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2.4          Brokers. Except as set forth on Schedule 2.4, such Seller has not retained any broker, finder, investment banking firm or similar person to act on his, her or its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, and no other person engaged by such Seller is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

2.5          Litigation. There is no Litigation pending or, to the Knowledge of such Seller, threatened against such Seller or any of his, her or its respective properties or assets that would affect his, her or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

2.6          Consents. No consent, approval, authorization or action of, registration or filing with, or notice to any Governmental Authority or other Person is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental Authority or any Contract to which such Seller is a party or by which such Seller or any of such Seller’s assets or properties is bound in connection with the execution and delivery by such Seller of this Agreement or the Ancillary Agreements, the performance by such Seller of such Seller’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

2.7          FIRPTA. None of the Sellers is a foreign person as such term is defined in the Code and the regulations promulgated thereunder.

2.8          Buyer Common Stock.

(a)          Each Seller is aware of the Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Buyer Common Stock issuable to it pursuant to this Agreement. Such Seller is acquiring the Buyer Common Stock for such Seller’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b)          Each Seller is an “accredited investor” (as defined in Regulation D).

(c)          Each Seller represents that: (x) it can afford to bear the economic risk of holding the Buyer Common Stock for an indefinite period and can afford to suffer the complete loss of such Seller’s investment in the Buyer Common Stock; and (y) its knowledge and experience in financial and business matters is such that such Seller is capable of evaluating the risks of the investment in the Buyer Common Stock.

(d)          Each Seller understands that the issuance of the Buyer Common Stock has not been registered under the Securities Act and the shares of Buyer Common Stock are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Seller’s investment intent as expressed herein.

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(e)          Each Seller understands that the shares of Buyer Common Stock will be, “restricted securities” under the United States federal securities laws and may be resold without registration under the Securities Act only in very limited circumstances. In this regard, each Seller is aware of (i) the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including a minimum “holding period” and (ii) the stop transfer restrictions to be imposed on the Buyer Common Stock, in substantially the form set forth below:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Disclosure Schedules (the sections of which correspond to the applicable representations and warranties in this Article 3) delivered by the Sellers to the Buyer concurrently with the execution of this Agreement, the Sellers represent and warrant to the Buyer as follows:

3.1          Organization.

(a)          The Company is a limited liability company organized, validly existing and in good standing under the laws of the State of Georgia. The Company has all requisite limited liability company power and authority to carry on its business as it now is being conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and is in good standing as a foreign limited liability company in all jurisdictions listed on Schedule 3.1, which represent all of the jurisdictions that require such qualification. True and complete copies of the Articles of Organization, the Operating Agreement or other similar organizational documents of the Company, all as amended to date, have been delivered to the Buyer.

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(b)          Pursuant to the Agreement (the “Tea Leaves Tech Agreement”), dated as of the date hereof, by and among the Company and Tea Leaves Tech, and the Promissory Note (the “Tea Leaves Tech Promissory Note”), dated as of the date hereof, by the Company in favor of Tea Leaves Tech, the Company acquired all of the assets of Tea Leaves Tech on or prior to the Closing. The Company has provided the Buyer a true, complete and correct copy of the Tea Leaves Tech Agreement and the Tea Leaves Tech Promissory Note, each as in full force in effect on the date hereof. Each of the parties to the Tea Leaves Tech Agreement has timely performed its obligations thereunder, and all of the transactions contemplated thereby have been satisfied. The Company has valid title to all of the assets that were owned or used by Tea Leaves Tech prior to the consummation of the transactions contemplated by the Tea Leaves Tech Agreement. No party to the Tea Leaves Tech Agreement is or has been in breach of any representation, warranty, covenant or other provisions of the Tea Leaves Tech Agreement. The transactions contemplated by the Tea Leaves Tech Agreement have been carried out in accordance with all applicable Legal Requirements, all shareholders’, members’ and directors’ resolutions, as applicable, made for the purposes of the aforementioned transactions were validly passed and all agreements entered into for the purposes of the foregoing were validly authorized and within the capacity and powers of the parties to them and valid binding and enforceable on and against each such party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganizations, moratorium and similar laws affecting creditor’s rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). With respect to each Contract to which Tea Leaves Tech is or has been a party or otherwise bound, the Company and Tea Leaves Tech have obtained any third party consents and have given any notices required in connection with the consummation of the transactions contemplated by the Tea Leaves Tech Agreement.

3.2          Authority. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Company and constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors’ generally.

3.3          No Conflict. The execution and delivery by the Sellers and the Company of this Agreement and the Ancillary Agreements to which any of them is a party, and the consummation by them of the transactions contemplated hereby and thereby, to the Knowledge of the Sellers, do not and will not, with or without the giving of notice or the lapse of time: (i) violate any provision of any law to which the Company is subject, (ii) violate any order, judgment, or decree applicable to the Company, (iii) violate any provision of the Articles of Organization, Operating Agreement or other organizational documents of the Company, or (iv) except as set forth on Schedule 3.3, violate or result in a breach of or constitute a default (or an event that, with the passage of time or the giving of notice, or both, will constitute a default) under, or require the consent of or notice to any party under, or result in or permit the termination, modification or amendment of any terms or provisions of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Lien upon any assets or property or give to others any interests or rights therein under, any Contract to which the Company is a party or by which the Company’s assets or properties is bound.

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3.4          Capitalization. All of the Interests have been duly authorized and validly issued, were not issued in violation of the terms of any agreement binding upon the Company, were issued in compliance with all applicable federal and state securities or “blue sky” laws, and comprise all of the outstanding equity or other ownership interests of the Company. There are not any outstanding securities convertible into, exchangeable for or carrying the right to acquire any equity or other ownership interest in the Company, or subscriptions, warrants, options, phantom equity interests, rights to acquire (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating the Company to issue or dispose of any equity or other ownership interest therein. Except as set forth on Schedule 3.4, there are no agreements or commitments of any kind relating to the issuance, conversion, registration, voting, sale or transfer of any equity or other ownership interest of the Company or obligating the Company or any other person to purchase or redeem any such equity or other ownership interest. Upon consummation of the transactions contemplated hereby, the Buyer will acquire from each Seller good and marketable title to the Interests owned by such Seller, free and clear of any Liens.

3.5          Investments and Subsidiaries.

(a)          The Company does not own, or have any interest in any equity securities or have an ownership interest, in any other Person.

(b)          The Company has not at any time previously owned, directly or indirectly, any capital stock or other equity securities, or any option, warrant or right to acquire any such capital stock or securities, in any other Person, and the Company has not entered into any agreement, arrangement or understanding to make any such investment.

3.6          Financial Statements. Schedule 3.6 sets forth (i) the audited balance sheets of the Company as at December 31, 2014 (the “Balance Sheet Date”; and the audited balance sheet of the Company as of the Balance Sheet Date being the “Balance Sheet”) and as at December 31, 2013 and December 31, 2012, and the related audited statements of income and cash flow for each of the three fiscal years ended on such dates, including the notes thereto, together with the report thereon of the Company’s independent public accountants and (ii) the unaudited balance sheet of the Company as at March 31, 2015 and the related unaudited statement of income and cash flow for the three-month period ended on such date (collectively, the “Financial Statements”). The Financial Statements (i) fairly present the financial condition and the results of operations of the Company as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) were prepared in all material respects in accordance with GAAP, consistently applied, throughout and among the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments (which, individually or in the aggregate, would not be material to the Company) and the absence of footnotes).

3.7          Consents. Except as set forth on Schedule 3.7, no material consent, approval, authorization or action of, registration or filing with, or notice to any Governmental Authority or other Person is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental Authority or any Contract to which the Company is a party or by which any of its assets or properties are bound in connection with the execution and delivery of this Agreement or the Ancillary Agreements by the Sellers or the Company, the performance by the Sellers and/or the Company of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

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3.8          Absence of Certain Changes or Events.

(a)          Except as set forth in Schedule 3.8, since the Balance Sheet Date, the Company has conducted its business only in the usual and ordinary course consistent with past practices and there has not been any:

(i)         declaration or payment of any dividend or other distribution or payment in respect of the membership interests of the Company or any repurchase or redemption of any such membership interests;

(ii)        change in the accounting methods, principles or practices, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve of the Company;

(iii)       increase in wages, salary, bonus or other increase in compensation payable to any Employee other than in the usual and ordinary course consistent with past practice;

(iv)       entry into (or amendment of) any employment, severance or similar agreement with any Employee;

(v)        adoption of or change in any Employee Benefit Plan or any employment policy relating to vacation pay, sick pay, disability coverage, severance pay or other benefits of any Employee;

(vi)       amendment or modification to the Operating Agreement or any other organizational document of the Company;

(vii)      damage, destruction or loss to any asset or property of the Company with a net book value in excess of $25,000, whether or not covered by insurance;

(viii)     entry into, amendment, termination or receipt of notice of termination of any Material Contract by the Company;

(ix)       sale (other than in the ordinary course of business), assignment, conveyance, lease, exclusive license or other disposition of any asset or property of the Company or incurrence or imposition of any Lien on any asset or property of the Company;

(x)        write-down or write-off of the value of any asset of the Company with a net book value in excess of $25,000;

(xi)       change in the business or operations of the Company or in the manner of conducting the same or entry by the Company into any transaction, other than in the ordinary course of business consistent with past practice;

(xii)      incurrence of any liability, except in the ordinary course of business;

(xiii)     capital expenditure or commitment therefor which, individually or in the aggregate, exceeds $25,000;

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(xiv)     cancellation or waiver of any claims or rights of material value;

(xv)      increase or prepayment of any Indebtedness;

(xvi)     write-down of the value of any work in process or write-off as uncollectible any accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, is material to the Company;

(xvii)    making of, change or revocation by the Company of any Tax election, settlement or compromise of any Tax liability or refund with any Taxing Authority, adoption or change in any method of accounting, extension or waiver of the application of any statute of limitations regarding the assessment or collection of any Tax, agreement related to Taxes, filing of any amended Tax Return or claim for refund, or change in Tax compliance practices, or taking any action, omitting to take any action, or entering into any other transaction that would have the effect of increasing the Tax liability of Company or the Buyer in respect of any Post-Closing Tax Period;

(xviii)   authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution; or

(xix)     agreement, whether or not in writing, to do any of the foregoing.

(b)          Since the Balance Sheet Date, there has not been any Material Adverse Effect.

3.9          Compliance with Laws; Permits.

(a)          The Company is, and at all times during the last three (3) years has been, in compliance with all applicable Laws (including all applicable Healthcare Laws) in all material respects. During the last three (3) years, the Company has not received any notice or other communication from any Governmental Authority of any alleged or actual violation of or failure of the Company to comply with any applicable Law (including all applicable Healthcare Laws). To the Knowledge of the Sellers, the Company is not under any investigation with respect to any charge concerning any violation of or failure to comply with any applicable Law (including all applicable Healthcare Laws). To the Knowledge of the Sellers, each member of the board of directors or managers, equity holder, officer, and each managing employee (as such term is defined in 43 USC §1320a 5(b)), is, and at all times during the last three (3) years, has been, in compliance in all material respects with all applicable Healthcare Laws.

(b)          Neither the Company nor to the Knowledge of the Sellers any owner, officer, director, manager, or managing employee (as such term is defined in 43 USC §1320a 5(b)) of the Company (i) is a party or subject to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or has any ongoing reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (ii) is or has been a defendant in any qui tam/False Claims Act litigation, (iii) is or has been excluded at any time from participation in any federal or state health care program, (iv) has been convicted of a criminal or civil offense under any Healthcare Laws, (v) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (vi) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any Governmental Authority, (vii) is or has been the subject of any investigation conducted by any Governmental Authority (viii) is or has been under indictment for a criminal offense under any Healthcare Laws, or (ix) is or has been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Authority.

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(c)          The Company possesses all material Governmental Authority consents, licenses or permits (collectively, “Permits”) necessary for the conduct of the business, all of which are listed on Schedule 3.9, and the Company is not in violation of, and has not violated, in any material respect, the terms or conditions of any such Permits, and has not received written (or, to the Knowledge of the Sellers, oral) notice of any actual or alleged violation of such Permits or alleging the failure to hold or obtain any such Permits. The Company has not received written (or, to the Knowledge of the Sellers, oral) notice that any of such Permits will not be renewed, and there are no proceedings pending or, to the Knowledge of the Sellers, threatened to restrict, limit, revoke or withdraw any such Permits.

(d)          To the Knowledge of the Sellers, the Company: (a) is currently conducting its business in material compliance with HIPAA, (b) has conducted its business in material compliance with HIPAA since HIPAA first became applicable to it, (c) has complied in all material respects and is currently conducting its business in compliance in all material respects with all applicable laws and regulations governing the privacy, security or confidentiality of “Personal Information” (or similar terms such as “Personally Identifiable Information”, as defined by applicable state and federal laws), medical records and/or other records generated in the course of providing or paying for health care services. To the Knowledge of the Sellers, the Company has executed current and valid “Business Associate Agreements” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (a) “covered entity” (as defined at 45 C.F.R. § 160.103) for whom Company provides functions or activities that render the Company a “business associate” (as defined at 45 C.F.R. § 160.103)), and (b) each “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company that is a business associate (pursuant to paragraph (3)(iii) of the definition of “business associate” at 45 C.F.R. § 160.103). To the Knowledge of the Sellers, the Company has not materially breached any such Business Associate Agreement and, to the Knowledge of the Sellers, no covered entity or subcontractor has materially breached any such Business Associate Agreement with the Company. To the Knowledge of the Sellers, there have been no complaints to or investigations by the Office for Civil Rights with respect to HIPAA compliance by the Company or its subcontractors.

3.10        Litigation. Except as set forth on Schedule 3.10, there is no Litigation pending or, to the Knowledge of the Sellers, threatened against the Company or its business or assets before or by any court or Governmental Authority or before an arbitrator of any kind. The Sellers have delivered to the Buyer a complete and accurate list setting forth a general description of settlements occurring since January 1, 2012 regarding actual or threatened Litigation (excluding worker’s compensation claims involving a settlement payment of less than $25,000) entered into by or binding on the Company. There are no unsatisfied judgments, penalties, orders or awards against or affecting the Company or any of its business, properties or assets. All claims made since January 1, 2013 under the Company’s general liability insurance or worker’s compensation policies are disclosed on Schedule 3.10 and all open claims are listed thereon. To the Knowledge of the Sellers, no act, fact, circumstance, event or condition occurred or exists which is a reasonable basis for any Litigation.

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3.11        Title; Condition and Sufficiency of Assets.

(a)          Except for assets and properties disposed of in the ordinary course of business since the Balance Sheet Date, the Company has good and marketable title to all of the personal, tangible and intangible assets and properties it purports to own, including those reflected on the Balance Sheet, free and clear of all Liens, and a valid and enforceable leasehold or licensed interest in all personal, tangible and intangible assets and properties it purports to lease or license. The assets and properties owned or validly leased or licensed by the Company are adequate and sufficient for the operation of the business of the Company as presently conducted.

(b)          All of the tangible properties and assets owned, leased or licensed by the Company, including those that are reflected on the Balance Sheet (and that are currently owned, leased or licensed by the Company), are in good operating condition (normal wear and tear excepted). No material capital expenditures are necessary to operate in the ordinary course of business any of such tangible properties and assets.

3.12        Absence of Questionable Payments. Neither the Company nor any Seller (or their respective agents or representatives) has used any funds of the Company for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. Neither the Company nor any Seller (or their respective agents or representatives) has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.13        Real Property; Leases.

(a)          The Company does not own, and at no time has owned, any real property (including ground leases) or hold, or has held, a freehold interest in any real property or any Option to acquire real property.

(b)          Schedule 3.13(b) sets forth a true, correct and complete list of all leases or subleases, including all amendments, modifications, extensions, renewals, guaranties, assignments or other agreements with respect thereto (the “Leases”) of real property to which the Company is a party (the “Leased Real Property”). The Company does not currently operate its business at any location other than those listed as Leased Real Properties on Schedule 3.13(b). True, correct and complete copies of the Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered to the Buyer. Each Lease is in full force and effect and is valid, binding and enforceable against the Company and each of the other parties thereto in accordance with its terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies. The Company has performed all obligations required to be performed by it under each Lease in all material respects and is not in default under or in breach of any Lease. The Company has not received written notice of any default or breach by the Company under any such Lease. The Company is and has been in physical possession and actual and exclusive occupation of the whole of its Leased Real Property and has customary access thereto.

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(c)          Except as set forth on Schedule 3.13(c), there is no occurrence, condition or act (including the transactions contemplated hereby) that would result in a breach of or default under any Lease or otherwise cause such Lease to cease to be enforceable and in full force and effect on the same terms following the Closing. There is no current or pending event or circumstance that would permit the termination of any Lease or any increase or modification of any obligations, liabilities or restrictions of the Company under any Lease. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease that is now due and payable. There are no outstanding claims of breach or indemnification or notice of default or termination of any Lease.

(d)          No construction, alteration or other leasehold improvement work with respect to any Lease remains to be paid for or to be performed by the Company. The Leased Real Property is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used, and to the Knowledge of the Sellers, there are no material repair or restoration works likely to be required in connection with any of the Leased Real Property during their respective lease terms. There are no security deposits, letters of credit or other security posted with any landlord with respect to the Leased Real Property except as set forth on Schedule 3.13(d). Except as set forth on Schedule 3.13(d), the Company has received all concessions, allowances and other economic incentives, including free rent periods and tenant improvement allowances payable by any landlord under the Leases, and any landlord obligations to complete tenant improvements or other alterations or construction work at any Leased Real Property have been fully and properly completed.

3.14        Contracts.

(a)          Except as set forth on Schedule 3.14, the Company is not a party to or bound by, and none of the Company’s assets or properties are subject to, any:

(i)          Contract involving the provision of products or services to or by the Company in an amount or having a value in excess of $25,000 annually or involving payments by the Company in excess of $25,000 annually;

(ii)         Contract regarding any pension, profit sharing, stock option, employee stock purchase or similar plan or arrangement or otherwise providing for deferred, incentive, retirement or similar compensation to Employees;

(iii)        collective bargaining agreement or any other Contract with any labor union;

(iv)        Contract providing for the payment of, or that obligates the Company to pay, separation, severance, termination, retention, change of control or similar-type benefits to any Employee or other Person;

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(v)         any Contract entered into within the three (3) years preceding the date of this Agreement relating to (i) the acquisition, control or disposition by the Company of any line of business or substantial portion of the assets of any Person, (ii) the acquisition by the Company of any equity securities of another Person or (iii) the issuance of equity securities by the Company;

(vi)        Contract relating to borrowed money or other Indebtedness, the mortgaging, pledging or otherwise placing a Lien on any asset (tangible or intangible) of the Company, any letter of credit arrangements, or any guarantee relating to any of the foregoing;

(vii)       Contract under which the Company is (i) lessee of or holds or operates any personal property, owned by any other party, except for any lease or conditional sales contract involving a reservation of title relating to personal property under which the aggregate annual rental or other payments do not exceed $20,000 or (ii) lessor of or permits any third party to hold or operate any property owned or controlled by the Company;

(viii)      Contract relating to the ownership of, investments in or loans and advances to, any Person, including investments in joint ventures and minority equity investments, and Contracts for the sale or acquisition of any business;

(ix)        any Intellectual Property Rights agreement (other than licenses of generally available, non-customized computer software granted to the Company with an individual total replacement cost of less than $25,000), indicating whether the Company is licensing the Intellectual Property from a third party or the Company is licensing the Intellectual Property to a third party;

(x)         any Contract with any (i) Governmental Authority, (ii) Significant Customer or (iii) Significant Supplier;

(xi)        power of attorney or similar instrument or agreement;

(xii)       Contract with the Company’s officers or managers or the Sellers or any other Affiliate of the Company (including indemnification agreements);

(xiii)      any partnership or similar agreement;

(xiv)      any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients and/or prospective clients entered into in the ordinary course of business);

(xv)       Contract prohibiting or restricting the Company or any of the Sellers from freely engaging in any business or from competing with any other person or from soliciting any persons for employment or business, including any Contracts that contain a most favored nation provision or similar provision or limit the Company’s ability to take on competitive accounts after the termination thereof;

(xvi)      Contract that would obligate the Company to make any payment in connection with the transactions contemplated by this Agreement; or

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(xvii)     Contract that is material to the conduct of the business of the Company as presently conducted or proposed to be conducted.

(b)          The Contracts set forth or required to be set forth on Schedule 3.14, together with all of the Leases, are collectively referred to herein as “Material Contracts.” Each Material Contract is in full force and effect. Each Material Contract is valid, binding and enforceable against the Company and the other party or parties thereto in accordance with its terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies. The Company has performed all obligations required to be performed by it under each Material Contract in all material respects, and the Company is not in default under or in breach of any Material Contract. The Company has not received any notice or claim of indemnification or default or breach under any such Material Contract. To the Knowledge of the Sellers, no other party is in default or breach of any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or, to the Knowledge of the Sellers, any other party under any such Material Contract.

(c)          The Sellers have delivered or made available to Buyer a true, correct and complete copy of all Material Contracts, including all amendments, modifications and supplemental agreements thereto.

3.15        Insurance.

(a)          Schedule 3.15(a) contains a list of each insurance policy or binder (including life insurance) presently in force for the benefit of the Company or maintained by the Company with respect to its properties, assets and business (specifying, with respect to each policy, the insurer, type of insurance and any pending claims thereunder). Schedule 3.15(b) sets forth a list of all claims made under any insurance policies since January 1, 2013 (specifying the nature and amount of the claim, current status and resolution, if any) as provided by the applicable insurers. The Company is not in default with regard to its obligations under any such insurance policy maintained by it. Except as set forth on Schedule 3.15, all insurance coverage presently in force will remain in full force and effect following the Closing, and all premiums related to such insurance policies which are currently due have been paid in full. The insurance policies listed on Schedule 3.15(a) are sufficient for compliance with the requirements of the Material Contracts and will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has not received any notice of cancellation or non-renewal of any insurance policy.

(b)          Prior to the Closing, the Company obtained a prepaid “tail” policy with coverage for no less than six (6) years following the Closing Date with respect to the existing policy of directors’/managers’ and officers’ liability insurance maintained by the Company as of the Closing for the benefit of the directors/managers and officers of the Company with respect to their acts and omissions occurring prior to the Closing (the cost of which shall be included in the Seller Transaction Expenses).

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3.16        Intellectual Property.

(a)          Schedule 3.16(a) sets forth a complete and correct list of all Trademarks (unregistered, registered or applied for), registered Copyrights, registered Patents and domain names owned by the Company, specifying as to each such item, as applicable, the registered owner, jurisdiction of application and/or registration, the application and/or registration number and the date of application or registration (the “Registered Intellectual Property”) and all other material Intellectual Property Rights owned by the Company. All Registered Intellectual Property is subsisting in good standing, and all applicable fees, filings, declarations, affidavits and other submissions with respect to the prosecution, issuance and maintenance of all Registered Intellectual Property have been fully and timely made.

(b)          Schedule 3.16(b) accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is one hundred twenty (120) days after the date of this Agreement to maintain any registered item of Registered Intellectual Property in full force and effect.

(c)          Schedule 3.16(c) identifies under separate headings each Contract (i) under which the Company uses or licenses any Intellectual Property Right that any Person besides the Company owns, other than Contracts for the Company’s license of generally available commercial or retail software where the amount paid to the third party licensor is for less than an annual fee of $5,000 in the aggregate (for all individual user licenses in respect of such item of software), (ii) under which the Company has granted any Person any Intellectual Property Right (other than non-exclusive licenses of one year or less included in customer agreements) related to the Company’s provision of its products and services to end customers and (iii) any other Contract pursuant to which any unaffiliated Person developed any Intellectual Property Rights on behalf of the Company or otherwise exclusively licensed Intellectual Property Rights to the Company (collectively (i) – (iii) shall be referred to as the “Company Licenses”). The Company does not owe any royalties or other payments to any Person for the use of any Intellectual Property Rights.

(d)          Schedule 3.16(d) accurately identifies and describes (i) each item of open source code used by the Company, (ii) the applicable license terms for each such item of open source code, and (iii) the nature of the use by the Company which each such item of open source code relates.

(e)          The Company owns the exclusive right, title and interest to all Intellectual Property Rights owned or purported to be owned by the Company, free and clear of all Liens (other than Permitted Liens) or any requirement to pay royalty payments. All such Intellectual Property Rights are valid and enforceable. No claim or proceeding is pending or, to the Knowledge of the Sellers, threatened alleging the invalidity or unenforceability of any of such Intellectual Property Rights, or challenging the Company’s ownership thereof, and there is no basis for any such claim or allegation. The Company has not received any communications alleging that any of the Intellectual Property Rights is invalid or unenforceable.

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(f)          Except as set forth on Schedule 3.16(f), all Company Patents, Company Trademarks, Company Copyrights and Company Domain Names which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable.

(g)          Except as set forth on Schedule 3.16(g), the Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, and after the Closing, Buyer will have, all of the Intellectual Property Rights, Company Licenses and Data (as defined below) necessary for the operation of the business of the Company as now conducted and as proposed to be conducted, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements.

(h)          Except as set forth on Schedule 3.16(h) neither the execution, delivery, or performance of this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property Rights or Company License; (ii) a breach of or default under any Company License; (iii) the release, disclosure, or delivery of any Intellectual Property Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property Rights.

(i)           No former or present Employees or direct or indirect equityholders of the Company retain any rights of ownership in or use of any Intellectual Property created by the Company for clients as “work-made-for-hire” or which are subject to an exclusive assignment or license in favor of clients of the Company, and no Employees or third parties who have developed or participated in the development of such Intellectual Property for clients have any claims to any rights therein. The Company has secured unrestricted waivers of moral rights in respect of all Registered Intellectual Property and in any Intellectual Property created by the Company for clients as “work-for-hire” or which are subject to an assignment or license in favor of clients of the Company.

(j)           No current or former Employee owns any rights in or to any of, nor any claim, right (whether or not currently exercisable), or interest to or in, the Intellectual Property Rights created for the Company.

(k)          Except as set forth on Schedule 3.16(k), no Employee is (i) bound by or otherwise subject to any agreement restricting him or her from performing his or her duties for the Company or (ii) in breach of any agreement with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an Employee.

(l)           Except as set forth on Schedule 3.16(l), the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the business (the “Company Trade Secrets”), including, without limitation, requiring all Employees and all other Persons with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer and, to the Knowledge of the Sellers, there has not been any breach by any party to such confidentiality agreements. The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company or any Company product or service.

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(m)          Except as set forth on Schedule 3.16(m), the Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property Rights. No current Employee is a member or promoter of, or a contributor to, any industry standards body or similar organization;

(n)           Except as set forth on Schedule 3.16(n), no Company software contains, is derived from, is distributed with, or is being or was developed using open source code that is licensed under any terms that (ii) impose or could impose a requirement or condition that any Company software or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (iii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Company to use or distribute any Company software.

(o)           Except as set forth on Schedule 3.16(o), no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company software to any other Person.

(p)           Except as set forth on Schedule 3.16(p), no Intellectual Property Rights were either conceived or first reduced to practice by or on behalf of the Company in performance of a Government Contract. No Intellectual Property Rights were developed either exclusively or partially with government funds. The United States government has acquired no more than “limited rights” or “restricted rights” as defined in FAR Parts 27 and 52 and/or DFARS Parts 227 and 252 in any Intellectual Property Rights that was a deliverable under a Government Contract with a data rights provision. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights.

(q)           To the Knowledge of the Sellers, no third party has infringed on or misappropriated or is infringing on, misappropriating or otherwise violating any Intellectual Property Rights owned or purported to be owned by the Company. The Company does not have any pending claim, demand or allegation against any Person involving or relating to such Intellectual Property Rights, nor has the Company ever initiated or otherwise made such a claim, demand or allegation against any Person.

(r)           The Company is not infringing, and has not in the past infringed, upon the Intellectual Property Rights of any Person. The Company maintains valid licenses to use all Intellectual Property Rights of any Person used in the operation of the business as of the Closing Date and as currently proposed to be conducted after the Closing Date.

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3.17        Privacy and Data Security. All information or data of any kind possessed by the Company, including but not limited to, personally identifiable information collected from any source, including consumers (“PII”), aggregate or anonymous information collected from any source, including consumers (“Non-PII”) and Employee data, whether collected online or offline (collectively, “Data”), has been collected, by the Company or any other Person, and is being maintained, stored, processed and used by the Company in compliance with all applicable laws. The Company has at all times presented a privacy policy (“Privacy Policy”) to consumers prior to the collection of any PII or Non-PII online. The Privacy Policy, and any other representations, marketing materials and advertisements that address privacy issues and the treatment of Data, accurately and completely describe the Company’s information collection and use practices, and no such notices or disclosures have been inaccurate, misleading or deceptive. The Company has stored and maintained all Data in a secure manner, using commercially reasonable physical and technical measures, to ensure the integrity and security of the Data and to prevent loss, alteration, corruption, misuse and unauthorized access to such Data. There has been no unauthorized use, access to or disclosure of any Data. The Company has not received any claims, notices or complaints regarding its information practices or use of Data. The Company has not received any written notice from a Governmental Authority or consumer advocacy organization challenging, questioning or inquiring about the Company’s Data collection or usage practices. To the Knowledge of the Sellers, neither the Company nor any of its subcontractors has experienced any (a) breach of security, as defined by the Privacy Laws, (b) Breach of Unsecured Protected Health Information as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (c) any Security Incident as “Security Incident” is defined by HIPAA, except, with respect to (c), for those Security Incidents which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company is in compliance with all guidelines and policies that relate to the Company’s business and which are set forth by applicable industry associations and self-regulatory guidelines. The Company has only used Data received from its customers in accordance with its contractual agreements with such customers. The consummation of the transactions contemplated herein will not result in any loss or impairment of the rights to own or use any Data, nor will such consummation require the consent of any third party in respect of any Data.

3.18        Relationship with Customers. Except as set forth on Schedule 3.18(a), neither the Company nor any Seller has received any written notice from any customer, nor does the Company or the Sellers otherwise have Knowledge, that any customer (i) has ceased, or will cease, to purchase the products or services previously provided to such customer by the Company on the same terms as previously provided, (ii) has substantially reduced, or will substantially reduce, the purchase of such products or services at any time, or (iii) will otherwise adversely modify its business relationship with the Company in any material respect. Schedule 3.18(b) sets forth for the Company: (1) the ten (10) largest clients (measured by fees generated) for the years ended December 31, 2014 and December 31, 2013 and for the year-to-date 2015 and the fees from each such client and from all clients (in the aggregate) for such years (and portion of 2015) (collectively, “Significant Customers”); and (2) the ten (10) largest vendors (measured by fees paid) for the years ended December 31, 2014 and December 31, 2013 and for the year-to-date 2015 and the fees paid to each such vendor and from all vendors (in the aggregate) for such years (and portion of 2015) (collectively, “Significant Suppliers”).

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3.19        Taxes.

(a)          All Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)          The Company has complied with all Laws relating to the payment and withholding of Taxes and has withheld and properly remitted all Taxes required to be withheld from all Employees, customers, creditors, members and any other applicable payees proper and accurate amounts for all taxable periods in compliance with all applicable federal, state, local and foreign Laws. All forms and other filings required with respect to any such payments (including, without limitation, Forms W-2 and 1099) have been properly completed and timely filed. The Company has furnished or been furnished properly completed exemption certificates for all exempt transactions and has maintained records of such exemption certificates in compliance with all applicable Laws.

(c)          The Company has collected, remitted and reported to the appropriate Tax authority all sales and use Taxes required to be so collected, remitted or reported pursuant to all applicable Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales Tax collection, and maintaining adequate and current resale certificates to support any such claimed exemption).

(d)          No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(f)          The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date hereof does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Balance Sheet. The amount of the Company’s liability for unpaid Taxes for all periods following the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) in accordance with the past custom and practice of the Company (and which accruals do not exceed comparable amounts incurred in similar periods in prior years). Since the Balance Sheet Date, no Taxes have accrued with respect to the Company other than Taxes arising in the ordinary course of business.

(g)          Schedule 3.19(g) accurately sets forth:

(i)   the taxable periods of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)  those taxable periods for which examinations by the Taxing Authorities have been completed; and

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(iii) those taxable periods for which examinations by taxing authorities are presently being conducted.

(h)          Neither the Company nor the Sellers (with respect to any items of income, gain, deduction, loss or credit attributable to the Company) is a party to any Action by any Taxing Authority. There are no pending or, to the Knowledge of the Sellers, threatened Actions by any Taxing Authority with respect to any Taxes of the Company. All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid. There are no Liens for Taxes upon the assets of the Company. No power of attorney with respect to any Tax matter is currently in force with respect to the Company, and no extension or waiver of a limitations period with respect to the assessment or collection of any Tax with respect to the Company has been executed.

(i)          The Sellers have delivered to the Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ended after December 31, 2011.

(j)          The Company is not and has not been: (i) a member of an affiliated, consolidated, combined, or unitary group for federal, state or local income tax purposes; (ii) required to file a consolidated, combined, or unitary Tax Return with any entity; (iii) liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise; (iv) a party to or obligated under any Tax allocation or sharing agreement (including any indemnity arrangement); or (v) a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for U.S. federal income tax purposes.

(k)          The Company is not a party to, or bound by, any closing agreement or offer in compromise with any Taxing Authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company. The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and, to the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(l)          The Company has not made, changed or rescinded any Tax election, amended any Tax Return, or taken any position on any Tax Return, adopted or changed any method of accounting, settled or compromised any Tax liability or refund, entered into any material agreement relating to Taxes, taken any other action, or entered into any other transaction that would have the effect of increasing the Tax liability of Buyer or the Company in respect of any Post-Closing Tax Period.

(m)         None of the assets of the Company: (i) is tax-exempt use property within the meaning of Section 168(h) of the Code; (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code; (iii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code; or (iv) is property that is required to be treated as being owned by any Person (other than the Company) pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

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(n)         The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(o)         The Company is, and at all times since formation has been, classified as a partnership for U.S. federal, state and local income tax purposes.

3.20        Employee Benefits.

(a)          The Company does not directly maintain, contribute to or sponsor and has not directly maintained, contributed to or sponsored any (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any compensation, employment, consulting, severance, termination protection, change of control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, (iii) any other plan, agreement, arrangement, program or policy providing for bonus, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, nonqualified trusts, stock option, restricted stock, phantom stock, stock appreciation rights or other equity or equity-based incentive compensation, or (iv) plans, contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, for the benefit of any Employee or which otherwise cover any current or former Employee. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to any current or former Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(b)          Schedule 3.20(b) sets forth a complete and accurate list of all (i) employee benefit plans (as defined in Section 3(3) of ERISA), (ii) compensation, employment, consulting, severance, termination protection, change of control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, (iii) any other plan, agreement, arrangement, program or policy providing for bonus, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, nonqualified trusts, stock option, restricted stock, phantom stock, stock appreciation rights or other equity or equity-based incentive compensation and (iv) all other plans, contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, which are maintained, contributed to or sponsored by any ERISA Affiliate (as defined below) of the Company for the benefit of any Employee or which otherwise cover any current or former Employee of any ERISA Affiliate of the Company (each item so listed on Schedule 3.20(b) being referred to herein individually as an “Employee Benefit Plan” and collectively as the “Employee Benefit Plans”). The Company or the Sellers have delivered to the Buyer a complete and accurate copy (where applicable) of (a) each Employee Benefit Plan (including all amendments thereto whether or not such amendments are currently effective); (b) the current prospectus or summary plan description and all summaries of material modifications relating to each Employee Benefit Plan; (c) each trust agreement or other funding arrangement with respect to each Employee Benefit Plan, including insurance contracts or other funding vehicles; (d) the three (3) most recently filed IRS Form 5500 and accompanying schedules or attachments relating to each Employee Benefit Plan and any amendments thereto; (e) the most recently received IRS opinion or determination letter for each Employee Benefit Plan; (f) the three (3) most recently prepared actuarial reports and financial statements; (g) all current administrative and other service contracts and amendments thereto with third party service providers; (h) all current handbooks, manuals and policies; and (i) the results of the most recent nondiscrimination tests performed under the Code, including, without limitation, 401(k) and 401(m), in connection with each Employee Benefit Plan. Except as set forth on Schedule 3.20(b), neither the Company nor any ERISA Affiliate has expressly or impliedly made any commitment with current or prospective effect, whether legally enforceable or not, to (x) create or cause to exist any other employee benefit plan, program or arrangement or (y) modify, change or terminate any Employee Benefit Plan. As used in this Agreement, the term “ERISA Affiliate” means, with respect to any Person, any Person that, together with the first Person, would be considered a single employer under Section 414 of the Code.

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(c)          To the Knowledge of the Sellers, each Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Employee Benefit Plan and with the requirements prescribed by any and all statutes or governmental rules or regulations in effect from time to time, including but not limited to ERISA, the Code, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable to such Employee Benefit Plan. To the Knowledge of the Sellers, each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination. Except as set forth on Schedule 3.20(c), to the Knowledge of the Sellers,

(i)          there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan nor, to the Knowledge of the Sellers, is there any basis for any such legal action or proceeding;

(ii)         no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred or is expected to be incurred by the Company or any ERISA Affiliate;

(iii)        no reportable event, or event or condition which presents a material risk of termination, has occurred or is expected to occur with respect to any Employee Benefit Plan;

(iv)        no Employee Benefit Plan nor any party in interest with respect thereof has engaged in a prohibited transaction which could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(v)         no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan; and

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(vi)        no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to Employees or their beneficiaries (except to the extent required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state insurance and state medical benefits continuation laws).

(d)          With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, if any, full payment has been made of, or an adequate accrual has been made on the Company’s or an ERISA Affiliate’s financial books and records with respect to, all amounts that the Company or an ERISA Affiliate is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan as of the end of the most recently ended plan year, and to the Knowledge of the Sellers, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan.

(e)          Neither the Company nor any ERISA Affiliate, nor any predecessor of any such entity, maintains, sponsors, administers, contributes to (or has any obligation to contribute to), or has in the past six years maintained, sponsored, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA.

(f)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will give rise to the payment of any amount that would not be deductible by the Buyer, the Company or their respective Affiliates by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(g)          With respect to each Employee Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (a “409A Plan”), to the Knowledge of the Sellers, no event has occurred, and no condition exists, that could subject any Person to any tax, fine, penalty or other liability under Section 409A of the Code (“409A Liability”). None of the transactions contemplated by this Agreement could, directly or indirectly, subject any Person to any 409A Liability. No 409A Plan has been materially modified within the meaning of IRS Notice 2005-1, and each 409A Plan has been operated with a good faith, reasonable interpretation of Section 409A of the Code, IRS Notice 2005-1, Final Regulation Sections 1.409A-1 through 1.409A-6, and any other applicable guidance issued under Section 409A of the Code.

3.21        Employee Matters.

(a)          The Company does not have and has never had any employees. With respect to each current or former employee, consultant, independent contractor, director or manager of the Company or any of its ERISA Affiliates who does or did provide services to the Company in such Person’s capacity as such (each, an “Employee”), each of the Company and such ERISA Affiliate (i) is now and has previously been in compliance in all material respects with all applicable laws respecting employment and employment practices, including but not limited to laws, regulations, and any other obligations regarding terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

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(b)          There are no pending or, to the Knowledge of Sellers, threatened, and in the past six (6) years have not been any, claims against the Company or any ERISA Affiliate of the Company asserted by or on behalf of any Employee on account of or for (i) overtime pay, (ii) wages or salary payment (iii) any amount of vacation pay or pay in lieu of vacation time off, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to wages and hours, terms of employment, employment terminations or layoffs, and (viii) any violation of any regulation relating to minimum wages or maximum hours of work. To the Knowledge of the Sellers, no such claim has been asserted and there is no basis for any such claim. No person (including any Governmental Authority) has asserted or, to the Knowledge of the Sellers, threatened any claims against the Company or any of its ERISA Affiliates under or arising out of any statute, ordinance, order, rule or regulation relating to compensation, discrimination, immigration, occupational safety in employment or otherwise with respect to any Employee. No state or federal wage and hour enforcement agency investigations have ever been made of the Company or any of its ERISA Affiliates, and no claims or charges relating to wage and hour issues have been filed or, to the Knowledge of the Sellers, threatened. Neither the Company nor any of its ERISA Affiliates is bound by any consent decree or settlement agreement relating to employment decisions or relations with its Employees or applicants for employment.

(c)          Schedule 3.21(c) identifies each Employee who provides services to the Company as of immediately prior to the Closing, including each such Person on leave or layoff status, in each case by name, date of hire, job title or function, visa status, and current annual rate of compensation (identifying commissions, bonuses and any other compensation earned or set to be earned separately) and any performance, improvement or disciplinary issues contemplated or pending against such Employee. To the Knowledge of the Sellers, no such Employee is a party to, or is otherwise bound by, any agreement or arrangement with any Person that limits or adversely affects the performance of its, his or her duties, the ability of the Company to conduct its business, or its, his or her freedom to engage in any of the businesses conducted by the Company. All such Employees are “employees at will” or, in the case of consultants and independent contractors, the Company may terminate such Person’s services without penalty upon no more than thirty (30) days’ notice. None of the Company, the Buyer or any of their respective Affiliates will, as a result of any actions taken by the Company or any of its ERISA Affiliates prior to Closing or as a result of the transactions contemplated by this Agreement, incur any liability or obligation pursuant to any employment or severance agreement or arrangement in connection with the termination of any Employee (other than payment of salary and accrued benefits to the date of termination).

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3.22        Bank Accounts. Schedule 3.22 sets forth (a) the name of each bank in which the Company has an account, letter of credit, security and other deposits or bank accounts, safe deposit box or lockbox, the identifying numbers or symbols with respect to such accounts and the names of all persons authorized to draw on such accounts or to have access to such accounts; and (b) the names and titles of all managers and officers of the Company and of each trustee, fiduciary or plan administrator of each Employee Benefit Plan of the Company.

3.23        Affiliate Transactions.

(a)          Except as described in Schedule 3.23, no Seller, no Person controlled by any Seller, no Affiliate of the Company, nor any officer, member or manager of the Company or family member of any such Person (each such person, a “Related Party”), has or has had, directly or indirectly:

(i)   any contractual or other claims, express or implied, of any kind whatsoever against the Company;

(ii)  any interest in any property or assets used by the Company; or

(iii) engaged in any other transaction with the Company (including any ordinary course employment relationships).

(b)          No Related Party has outstanding any loan, guarantee or other obligation for borrowed money or Indebtedness made to the Company, nor have any of such parties borrowed money from the Company, or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company.

3.24        Environmental Matters.

(a)          The Company has conducted and is now conducting its operations in compliance with all Environmental Laws. The Company does not hold and is not required to hold any permits, certificates, licenses, approvals, registrations or authorizations under Environmental Laws for the conduct of the business of the Company as previously and currently conducted.

(b)          The Company has not in the past nor does the Company presently use, possess, generate, treat, manufacture, process, manage, handle, store, recycle, transport or dispose of any Hazardous Substances in quantities or in a manner which would require a permit.

(c)          None of the Company nor any Seller has received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the Knowledge of the Sellers without independent investigation, threatened by any third party (including any Governmental Authority) with respect to (i) the Release or threatened Release of Hazardous Substances by or on behalf of the Company in relation to its past or present operations, or (ii) non-compliance with Environmental Laws. To the Knowledge of the Sellers, the Company is not under any investigation with respect to any charge concerning any violation of or failure to comply with any Environmental Laws.

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3.25        Books and Records. The minute books and limited liability company membership interest record books of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices and have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind reflected therein. The minute books of the Company contain complete and accurate records of all meetings, and actions taken by written consent of, the members and the managers of the Company. Complete and accurate copies, as of the date hereof, of all such minute books and records have been delivered to the Buyer. Except as set forth on Schedule 3.25, the Company does not have any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and possession of the Company.

3.26        Accounts Receivable. The accounts receivable, work in process and unbilled invoices (including unbilled invoices for services and out-of-pocket expenses) and other debts reflected on the Balance Sheet and the accounts receivable, work in process and unbilled invoices arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practices; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practices; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with past reasonable custom and practice of the Company. There has been no material change since the Balance Sheet Date in the amount or aging of the work in process, accounts receivable or other debts due to the Company or the reserves with respect thereto, or accounts payable of the Company, in each case, other than in the ordinary course of business.

3.27        Liabilities. Except as set forth in the Balance Sheet or referred to in the footnotes thereto, the Company does not have any liabilities other than: (a) liabilities specifically disclosed on Schedule 3.27 hereto; (b) liabilities under Contracts of the type required to be disclosed by the Sellers on any schedule hereto and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such schedule, in each case, excluding liabilities relating to a breach of any such Contract; and (c) immaterial liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice not involving borrowings by the Company. Schedule 3.27 sets forth a list of all current arrangements of the Company for borrowed money and all outstanding balances as of immediately prior to the Closing Date with respect thereto, which outstanding balances will be paid in full on the Closing Date. The Company is not in default in respect of the terms or conditions of any borrowings.

3.28        Brokers. Except as set forth on Schedule 3.28, no Person acting on behalf of the Company or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or any other consideration, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Sellers as follows:

4.1          Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on its business as it is now being conducted, to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.2          Authority. The execution, delivery, and performance by the Buyer of this Agreement, and each Ancillary Agreement to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and each Ancillary Agreement to which the Buyer is a party will be, duly and validly executed and delivered by the Buyer and constitute, or will constitute, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors’ generally.

4.3          No Conflict. The execution, delivery, and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time: (a) violate any provision of law to which the Buyer is subject, (b) violate any order, judgment, or decree applicable to the Buyer, (c) violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Buyer or (d) violate or result in a breach of or constitute a default (or an event that might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of or giving of notice to any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Lien upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which the Buyer is a party or by which the Buyer may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Liens or rights that in the aggregate would not materially hinder or impair the ability of the Buyer to perform its obligations hereunder or the consummation of the transactions contemplated this Agreement.

4.4          Consents. Except with respect to disclosure requirements under the Securities Act, no consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority is required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which the Buyer is a party or the taking by the Buyer of any other action contemplated hereby or thereby.

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4.5          Buyer Common Stock.

(a)          Assuming the accuracy of the representations and warranties of the Sellers contained in Section 2.8 hereof, the offer, issue, and sale of the shares of Buyer Common Stock are and will be exempt from the registration and prospectus delivery requirements of the Securities Act.

(b)          The shares of Buyer Common Stock have been duly authorized and validly issued, fully paid and non-assessable, free from all taxes, liens and changes with respect to the issue thereof.

4.6          Brokers. No Person acting on behalf of the Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or any other consideration, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

4.7          No Other Representations. Sellers shall not be deemed to have made to Buyer any representation or warranty with respect to any projections, estimates or budgets heretofore delivered or made available to Buyer concerning future revenues, expenses, results of operations or financial condition of Sellers or the Company.

4.8          Financing. Buyer has funds available in amounts sufficient to pay the cash portion of the Purchase Price and related expenses of the transactions contemplated hereby.

ARTICLE 5

TAX MATTERS

5.1          Tax Returns.

(a)          The Sellers’ Representative, at the sole cost and expense of the Sellers, will prepare and timely file or cause to be prepared and timely filed all Tax Returns required or permitted to be filed by the Company prior to the Closing Date and all income Tax Returns required to be filed with respect to taxable periods ending before the Closing Date (the “Pre-Closing Returns”). The Pre-Closing Returns will be prepared in a manner consistent with the Company’s past practices except as otherwise required by applicable Law. The Sellers will allow the Buyer the opportunity to review and comment on the Pre-Closing Returns, for which the Company has or may have any liability for Taxes, to be filed after the date hereof at least thirty (30) days prior to the applicable filing deadline for such return. The Buyer will promptly notify the Sellers of any disputed items with respect to such Pre-Closing Returns and the parties will diligently attempt to resolve such disputes. If such disputes cannot be resolved within ten (10) days prior to the applicable filing deadline, such disputes will be submitted to the Dispute Resolution Auditor; provided, however, that the Company shall timely apply for an extension to file any such Pre-Closing Return, any such Pre-Closing Return shall be filed on the applicable filing deadline (as extended) for such Pre-Closing Return and the disputed items that existed when such Pre-Closing Return was filed shall be resolved after such Pre-Closing Return was filed (and to the extent necessary to reflect the resolution of any such disputed item, an amendment to any such Pre-Closing Return shall promptly be prepared and filed pursuant to the procedure in this Section 5.1(a)). The fees and expenses of the Dispute Resolution Auditor shall be borne equally by the Buyer and Sellers. The Sellers will timely pay or cause to be timely paid and will be responsible for all Taxes due with respect to such Pre-Closing Returns.

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(b)          The Buyer, at its sole cost and expense, will cause all other Tax Returns of the Company to be prepared and filed. With respect to any such Tax Return for a Tax period that includes, but does not end on, the Closing Date (the “Straddle Period Returns”), the Buyer will deliver such return (and a calculation of the portion of the Taxes shown on such return that are apportioned, as determined in Section 5.3, to the portion of the Tax period ending prior to the Closing Date) to the Sellers’ Representative, for review and comment, at least thirty (30) days prior to the applicable filing deadline for such return. The Sellers will promptly notify the Buyer of any disputed items with respect to the Straddle Period Returns and the parties will diligently attempt to resolve such disputes. If such disputes cannot be resolved within ten (10) days prior to the applicable filing deadline, such disputes will be submitted to the Dispute Resolution Auditor. The fees and expenses of the Dispute Resolution Auditor shall be borne equally by the Buyer and Sellers.

5.2          Assistance and Records. The parties will provide each other with such assistance as each may reasonably request in connection with (a) the preparation of Tax Returns required to be filed with respect to the Company, (b) any audit or other examination by any Taxing Authority, (c) any judicial or administrative proceedings relating to liability for Taxes, or (d) any claim for refund in respect of such Taxes. Such assistance will include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim. The Buyer will retain and, upon the reasonable request of the Sellers, provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers or the Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

5.3          Allocation of Straddle Period Taxes. In the case of any Straddle Period:

(a)          the amount of any Taxes based upon or measured by income or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the Closing (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time), and

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(b)          the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day immediately prior to the Closing Date and the denominator of which is the number of days in the Straddle Period.

5.4          Contests. Except as provided in this Section 5.4, the Buyer shall control the contest or resolution of any Third Party Claim related to Taxes pursuant to Section 6.2(l), provided, however, that with respect to a Third Party Claim related solely to income Taxes for a Pre-Closing Tax Period (but not including a Pre-Closing Tax Period that is part of a Straddle Period), (i) the Sellers’ Representative shall control the defense of such Third Party Claim, (ii) the Sellers’ Representative shall obtain the prior written consent of the Buyer before entering into any settlement of a claim or ceasing to defend such claim if such settlement would impose any liability on the Buyer for a Post-Closing Tax Period or Straddle Period; and, provided, further, that the Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose.

5.5          Federal Income Tax Treatment of Transaction. For U.S. federal income tax purposes, the Sellers shall be treated as having sold their partnership interests in the Company, and the Buyer shall be treated as having purchased the assets of the Company, in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). The parties agree that the taxable year of the Company will end, for federal income tax purposes, as of the close of business on the day preceding the Closing Date.

ARTICLE 6

SURVIVAL AND INDEMNIFICATION

6.1          Survival. The representations and warranties under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby will survive until the expiration of the twelve (12) month period following the Closing Date, and no action or claim for Losses (as hereinafter defined) resulting from any misrepresentation or breach of warranty will be brought or made after such date, except that such time limitation will not apply to:

(a)          claims for inaccuracies in, or misrepresentations, or breach of, the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Capitalization) or the representations and warranties set forth in Article 2 or 4 hereof, all of which shall survive and may be asserted at any time prior to the fifth anniversary of the Closing Date; or

(b)          claims for inaccuracies in, or misrepresentations, or breach of, the representations and warranties set forth in and Section 3.9 (Compliance with Laws; Permits), 3.11 (Title, Condition and Sufficiency of Assets), Section 3.16 (Intellectual Property), Section 3.17 (Privacy and Data Security) and Section 3.19 (Taxes) hereof, which shall survive and may be asserted at any time prior to the later of (i) 60 days following the expiration of the statute of limitations (including any extensions or waivers thereof) applicable to the subject matter of such representations and warranties and (ii) the third anniversary of the Closing Date.

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            The representations and warranties referred to in the preceding clauses (a) and (b) shall be referred to herein as the “Fundamental Representations.”

            Each survival period specified in this Section 6.1 shall be referred to herein as a “Survival Period.” Notwithstanding the foregoing, any claims asserted prior to the expiration of the applicable Survival Period or prior to the applicable expiration dates set forth in clauses (a) and (b), above, shall not expire until such claims are finally resolved and any obligations with respect thereto are fully satisfied. It is the express intent of the parties that each Survival Period contemplated by this Section 6.1 may be longer than the statute of limitations that may then apply, and by contract, the applicable statute of limitations is hereby extended.

6.2          General Indemnification.

(a)          Each Seller, on a joint and several basis, shall indemnify, defend and provide reimbursement to the Buyer and its Affiliates (collectively, “Buyer Indemnified Parties”), and shall hold each of them harmless, from and against all Losses that are incurred or suffered by any Buyer Indemnified Party in connection with or resulting from:

(i)          any inaccuracy in, or breach of, any representation or warranty made by any Seller or the Company in this Agreement or any certificate or instrument delivered in connection with this Agreement;

(ii)         any breach or non-fulfillment of any covenants, obligations or agreements made by any Seller in this Agreement;

(iii)        any Indebtedness, Seller Transaction Expenses and/or liability to any Person disclosed (or required to be disclosed) on Schedule 3.28 hereto not paid and discharged in full on or prior to the Closing;

(iv)        any inaccuracy in the Funds Flow Memo, the allocations set forth in Exhibit B or the Closing Statement (except, in the case of the Closing Statement, for inaccuracies reflected in the adjustment to the Purchase Price contemplated by Section 1.4);

(v)         any breach or non-fulfillment of the obligation set forth in Section 1.4(c)(ii); and

(vi)        any Pre-Closing Taxes.

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(b)          The Buyer shall indemnify the Sellers (collectively, the “Seller Indemnified Parties”), and shall hold each of them harmless, from and against all Losses that are incurred or suffered by any Seller Indemnified Party in connection with or resulting from:

(i)          any inaccuracy in, or breach of, any representation or warranty made by the Buyer in this Agreement or any certificate or instrument delivered in connection with this Agreement; and

(ii)         any breach or non-fulfillment of any covenants, obligations or agreements made by the Buyer in this Agreement.

(c)          Notwithstanding the foregoing, the Sellers shall not be obligated to provide any indemnification for Losses pursuant to claims under Section 6.2(a)(i) hereof in respect of breaches of, or inaccuracies in, representations and warranties made by a Seller or by the Sellers unless the aggregate amount that the Buyer Indemnified Parties are entitled to recover in respect of all such claims exceeds $150,000 (the “Threshold”), in which case the Sellers will be liable for the full amount of the Losses; provided, however, that the Threshold shall not apply to claims for indemnification based upon a breach of, or inaccuracy in, any Fundamental Representation.

(d)          In addition, except as otherwise provided below, the aggregate liability of the Sellers under Section 6.2(a)(i) hereof in respect of breaches of, or inaccuracies in, representations and warranties made by any Seller or by the Sellers shall not exceed, in the aggregate, $4,000,000 (the “Cap”); provided, however, that the Cap shall not apply to any breach of, or inaccuracy in, any of the Fundamental Representations.

(e)          The maximum aggregate liability of the Sellers under Section 6.2(a) shall be an amount equal to the total amount (whether delivered in cash or Buyer Common Stock) that has been delivered by the Buyer pursuant to this Agreement (for the avoidance of doubt, including the Net Closing Payment, any increase to the Purchase Price, the Payoff Amounts and the Earn Out Payment (if made)). Notwithstanding the foregoing, except in the case of fraud, intentional misrepresentation or willful misconduct, each Seller shall only be liable to the Buyer Indemnified Parties for Losses up to an aggregate amount equal to such Seller’s pro rata share of the Purchase Price based on the percentage ownership of such Seller set forth in Exhibit A hereto, plus such Seller’s pro rata share of any Earn Out Payment that is paid by the Buyer.

(f)          For purposes of determining the existence of any inaccuracy in, or breach of, representation or warranty under Section 6.2(a)(i), all qualifiers to knowledge, materiality, Material Adverse Effect and the like shall apply; provided, however that all such qualifiers shall be disregarded when calculating the amount of any Losses incurred in connection with any such inaccuracy in, or breach of, representation or warranty.

(g)          Notwithstanding anything contained in this Article 6 to the contrary, no Survival Period or limitation of liability provided for in Section 6.1 or this Section 6.2 (including paragraphs (c), (d), (e) and (f) above) shall apply in the event of intentional misrepresentation or breach, fraud or willful misconduct.

(h)          The right of any party to indemnification or other remedies based on any representation, warranty, covenant or obligation of any other party contained in or made pursuant to this Agreement shall not be affected by any investigation conducted by any Indemnitee (as defined below) with respect to, or any knowledge acquired (or capable of being acquired) by any Indemnitee at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

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(i)          A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” In the event that any Indemnitee asserts a claim for indemnification to an Indemnitor which does not involve a Third Party Claim (as defined below), by providing written notice of such claim to Indemnitor (a “Claims Notice”), stating in reasonable detail the nature and basis of the claim and the amount of the indemnifiable Losses, to the extent known, the Indemnitor may acknowledge and agree by notice to the Indemnitee in writing to satisfy such claim within twenty (20) days after receipt of such Claims Notice. In the event that the Indemnitor disputes such claim or the amount of the indemnifiable Losses, the Indemnitor shall provide written notice of such dispute to the Indemnitee within twenty (20) days after receipt of the Claims Notice, setting forth a reasonable basis of such dispute. Indemnitee and Indemnitor shall then negotiate in good faith to reach an agreement upon the Indemnitee’s right for indemnification under this Agreement and the amount of the indemnifiable Losses (the “Agreed Amount”). In the event that Indemnitee is a Buyer Indemnified Party and the claim for indemnification is pursuant to Section 6.2(a)(i) (other than in connection with a Fundamental Representation) or the Buyer otherwise elects to recover from the Holdback Amount with respect to such claim, Buyer shall instruct the Buyer’s transfer agent to cancel, retire and/or release shares of Buyer Common Stock having a dollar value equal to the Agreed Amount (as determined in accordance with Section 6.5(a)) to the Buyer. If Indemnitee and Indemnitor are unable to reach agreement, then any such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(j)          In the event that the Indemnitor shall fail to provide written notice to the Indemnitee within twenty (20) days after receipt of a Claims Notice that the Indemnitor either acknowledges and agrees to pay such claim or disputes such claim, the Indemnitor shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once the Indemnitor has acknowledged and agreed (or has been deemed to have acknowledged and agreed) to pay any claim pursuant to Section 6.2(i) or (i), as applicable, or once any dispute under Section 6.2(i) has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, the Indemnitor shall pay the amount of such claim to the Indemnitee within ten (10) days after the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnitee; provided, however, that in the event that Indemnitee is a Buyer Indemnified Party and the claim is pursuant to Section 6.2(a)(i) (other than in connection with a Fundamental Representation) or the Buyer otherwise elects to recover from the Holdback Amount with respect to such claim, the Buyer shall instruct the Buyer’s transfer agent to cancel, retire and/or release shares of Buyer Common Stock having a dollar value equal to amount of such claim (as determined in accordance with Section 6.5(a)) to the Buyer.

(k)          As soon as is practicable after an Indemnitee receives notice of any claim or the commencement of any action by any third party that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”), such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article 6 hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis and amount of the claim, action or Loss, to the extent known, and contain a copy of all material written evidence thereof in Indemnitee’s possession.

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(l)          Except as provided in Section 5.4, the Buyer shall have the sole right to direct the defense of any Third Party Claim; provided, however, that the Buyer shall provide the Sellers’ Representative the opportunity to participate at the expense of the Sellers in, but not direct or conduct, any defense of such claim (except that the Buyer may withhold from the Sellers’ Representative such communications with its legal counsel to the extent that legal counsel to the Buyer advises that providing such communication could result in the loss of any attorney-client privilege or right under the work-product doctrine of the Buyer or any Buyer Indemnified Party in respect of such claim, after giving due consideration to any “community of interest” or similar privilege). The Buyer will have the right in its sole discretion to settle any such claim. If the Sellers’ Representative consents to any such settlement, which consent shall be deemed to have been given unless the Sellers’ Representative shall have failed to respond within twenty (20) Business Days after a written request for such consent by the Buyer, neither Sellers’ Representative nor any Seller will have any power or authority to object to the amount or validity of any claim for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any costs and expenses of investigation, settlement or defense, including court costs and reasonable attorney’s fees, incurred or suffered by the Buyer or any other Buyer Indemnified Party in connection with any Third Party Claim that is settled by the Buyer and which alleged matters that would, if adversely determined, give rise to a right of recovery for Losses hereunder, will constitute Losses subject to indemnification under this Section 6.2.

6.3          Insurance. The amount due as indemnification with respect to any claim under this Article 6 shall take into account and shall be reduced by the amount of any insurance proceeds actually received in cash by the Buyer Indemnified Party or the Seller Indemnified Party, as applicable, in respect of the subject matter of such claim; provided that, for the avoidance of doubt, no Person shall be required to seek insurance recovery with respect to the subject matter of any claim under this Article 6.

6.4          Sole Remedy. Except to the extent any claim for indemnification under this Article 6 arises from intentional misrepresentation or breach, fraud or willful misconduct, the indemnification provided for in this Article 6 shall be the sole remedy of the Parties and their respective successors or assigns in respect of any claim for monetary damages arising under or out of this Agreement; provided, however, that nothing in this Article 6 or elsewhere in this Agreement will affect any rights of any party to seek equitable or injunctive relief including, without limitation, specific performance.

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6.5          Indemnity Payments.

(a)          Any payments made to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, pursuant to this Article 6 shall be treated as an adjustment to the aggregate Purchase Price paid or received hereunder. Any such payments to a Buyer Indemnified Party, to the extent recoverable from the Holdback Amount, shall be made by cancellation, retirement or release of Buyer Common Stock, and, to the extent recoverable other than from the Holdback Amount, shall be made fifty percent (50%) in cash and fifty percent (50%) in cancellation, retirement or release of Buyer Common Stock; provided that to the extent a Seller does not hold sufficient Buyer Common Stock to satisfy such Seller’s obligations under Section 6.2(a), such Seller shall pay the amount of such shortfall to the Buyer in cash. Any such payments to a Seller Indemnified Party shall be made fifty percent (50%) in cash and fifty percent (50%) in issuance of Buyer Common Stock. The number of shares of Buyer Common Stock to be delivered to a Buyer Indemnified Party pursuant to this Section 6.5(a) shall be equal to: (i) the dollar value of the shares of Buyer Common Stock to be delivered pursuant to this Section 6.5(a), divided by (ii) the average closing trading price on the New York Stock Exchange of the Buyer Common Stock for the ten (10) trading day period ending on the second day prior to the Closing Date. No fractional share of Buyer Common Stock shall be deliverable pursuant to this Section 6.5(a). Instead of any fractional share of Buyer Common Stock that would otherwise be deliverable, the applicable recipient shall receive a cash payment in respect of such fractional share equal to the fraction multiplied by the average closing trading price noted in clause (ii) above.

(b)          Any indemnification to which a Buyer Indemnified Party is entitled under (i) Section 6.2(a)(i) of this Agreement (other than in connection with any inaccuracy in, or breach of, a Fundamental Representation) shall be satisfied first by recouping the amount of such Loss from the Holdback Amount and (ii) otherwise under Section 6.2 may, in the Buyer’s sole discretion, be satisfied by recouping all or any portion of such Loss from the Holdback Amount or directly from the Sellers. The Sellers hereby grant the Buyer the right to cancel, retire and/or release shares of Buyer Common Stock pursuant to this section and notify the Buyer’s transfer agent of the foregoing.

(c)          If at the time the Earn Out Payment may become due and payable there are amounts due from any Sellers pursuant to this Article 6 or otherwise under this Agreement (in each case, which have been determined to be due and payable in accordance herewith or which the Sellers’ Representative or any Seller has acknowledged in writing are due and payable), the Buyer shall be permitted to offset any such amount so due and payable against the Earn Out Payment.

ARTICLE 7

MISCELLANEOUS

7.1          Interpretive Provisions.

(a)          Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender will include all genders.

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(b)          For purposes of this Agreement, the Company will be deemed to be an affiliate of the Sellers prior to the Closing and an affiliate of the Buyer after the Closing.

(c)          The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and the Ancillary Agreements and have participated equally in its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, will not be employed in the interpretation of this Agreement and the Ancillary Agreements, and (iii) the terms and provisions of this Agreement and the Ancillary Agreements will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

(d)          All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a Section of this Agreement, exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement.

(e)          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.2          Sellers’ Representative.

(a)          Each Seller hereby irrevocably constitutes and appoints Reuben Kennedy (the “Sellers’ Representative”), as such Seller’s attorney-in-fact and agent in connection with the matters described in this Section 7.2, subject to the limitations specified herein. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any Seller.

(b)          Each Seller hereby irrevocably grants the Sellers’ Representative full power and authority, effective from and after the date hereof:

(i)   to (A) dispute or refrain from disputing, on behalf of such Seller, any claim made by the Buyer or any other Buyer Indemnified Party under this Agreement for which the Sellers may be liable (including under Section 1.4 or Article 6), (B) negotiate and compromise, on behalf of such Seller, any dispute involving the Sellers that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement with respect to any matter that involves the Sellers, and (C) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy involving the Sellers;

(ii)  to amend or modify this Agreement or any Ancillary Agreement on behalf of all Sellers, or to grant any waiver hereunder or thereunder;

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(iii) to engage attorneys, accountants and agents at the expense of the Sellers with respect to the matters as to which the Sellers’ Representative is granted the authority to act under this Section 7.2;

(iv)  to pay or distribute to the Sellers any portion of the Purchase Price that may be delivered to the Sellers’ Representative on behalf of the Sellers in accordance with the instructions of the Sellers;

(v)   to authorize the release of the Holdback Amount or any portion thereof; and

(vi)  to take such other actions as the Sellers’ Representative deems appropriate in connection with such Seller’s rights and obligations hereunder, under any Ancillary Agreement or otherwise in connection with the transactions contemplated hereby or thereby.

(c)          Each Seller hereby agrees that:

(i)   in all matters in which action by the Sellers’ Representative is required or permitted hereunder, the Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, or between any Seller and the Sellers’ Representative, and the Buyer and the Company shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, regardless of whether the Buyer or the Company has knowledge of any such dispute or disagreement; and

(ii)  the power and authority of the Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed.

(d)          Notwithstanding the foregoing, but subject to the limitations on the authority granted to the Sellers’ Representative specified in this Section 7.2, each Seller agrees, at the request of the Sellers’ Representative: (i) to take all actions reasonably necessary or appropriate to consummate the transactions contemplated hereby individually on such Seller’s own behalf, and (ii) to deliver, individually on such Seller’s own behalf, any other documents reasonably required of such Seller pursuant to this Agreement.

(e)          Sellers’ Representative and each Seller hereby acknowledge and agree that neither Buyer nor any Affiliate of Buyer shall have any liability to Sellers’ Representative or any Seller whatsoever with respect to the actions, decisions or determinations of the Sellers’ Representative.

7.3          Further Assurances. At any time or from time to time after the Closing, the Buyer will, at the request of any Seller, execute and deliver any further instruments or documents and take all such further action as such Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. At any time or from time to time after the Closing, each Seller and the Sellers’ Representative will, at the request of the Buyer, execute and deliver any further instruments or documents and take all such further action as the Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

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7.4          Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors, heirs and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any Seller without the prior written consent of the Buyer or be assigned by the Buyer without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Sellers hereby acknowledge and agree that the Buyer may collaterally assign any rights under this Agreement and any and all documents related hereto, as security for the payment and performance of Buyer’s obligations to its existing lenders (and successors and assigns of such lenders). In addition, without the prior written consent of the Sellers’ Representative, the Buyer may assign and/or delegate this Agreement, in whole or in part, to one or more of its Affiliates; provided that the Buyer will remain secondarily liable to the extent any such assignee fails to perform its obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment or delegation of any rights or obligations under this Agreement in contravention to this Section 7.4 shall be null and void.

7.5          Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction hereof.

7.6          Modification and Waiver. Subject to Section 7.2, no amendment, modification, or alteration of the terms or provisions of this Agreement will be binding unless the same will be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement will be deemed to or will constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof.

7.7          Expenses. Except as otherwise expressly provided herein, each of the parties hereto will bear the expenses incurred by that party incident to the preparation and negotiation of this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby will be consummated; provided, however, that the Sellers will pay all fees and expenses of the Company with respect to the preparation and negotiation of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and by any Ancillary Agreement.

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7.8          Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party will be in writing and will be given by delivery in person, by electronic transmission, by overnight courier or by registered or certified mail, postage prepaid (and will be deemed given when delivered if delivered by hand, when transmission confirmation is received (other than by means of automatically-generated reply) if delivered by electronic transmission, three days after mailing if mailed, and one business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

if to the Sellers or the Company, to:

Reuben Kennedy

Tea Leaves Health, LLC

1327 Northmeadow Parkway, Suite 132

Roswell, GA 30076

with a copy to:

Paul Spizzirri

Gordon & Rees LLP

3455 Peachtree Road, Suite 1500

Atlanta, GA 30326

if to the Buyer to:

Everyday Health, Inc.

345 Hudson Street, 16th floor

New York, NY 10014

Attention: Alan Shapiro

Telephone: (646) 728-9715

Email: ashapiro@everydayhealthinc.com

or at such other address for a party as will be specified by like notice.

7.9          Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction. Each Party, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court in the State of New York or in the absence of jurisdiction, the state courts located in New York, New York, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each Party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the Parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 7.8 hereof or at such other address of which the other Parties shall have been notified in accordance with the provisions of Section 7.8 hereof, such service being hereby acknowledged by the Parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

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7.10        Confidentiality; Public Announcements. None of the Sellers, the Sellers’ Representative or any of their respective representatives or Affiliates will disclose to any Person, either directly or indirectly, either this Agreement or the Ancillary Documents, or the terms and conditions of any of the foregoing, or the transactions contemplated hereby or thereby, or any Confidential information (as defined in the Confidentiality Agreement dated as of November 13, 2014 between the Buyer and the Company), in each case, unless otherwise required by applicable Laws based upon the written advice of counsel (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the other party a reasonable time to seek temporary, interim, or permanent injunctions to such disclosure with the appropriate Governmental Authority), without the prior written consent of the Buyer; provided, that the Sellers may disclose such information (subject to confidentiality restriction at least as restrictive as the terms of this Section 7.10) to their respective directors, officers, stockholders, employees, agents, or advisors (including attorneys, accountants, and financial advisors) who or which need to know such information to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Unless otherwise required by applicable Laws based upon the written advice of counsel, none of the Sellers, the Sellers’ Representative or any of their respective representatives or Affiliates will make any public announcements in respect of this Agreement or any of the Ancillary Documents, the terms and conditions of any of the foregoing or the transactions contemplated hereby or thereby, or otherwise communicate with any news media without the prior written consent of the Buyer. The Buyer may, in the Buyer’s sole discretion, make public statements and issue press releases relating to the acquisitions contemplated hereby without the consent of the Sellers or the Sellers’ Representative; provided, however, that prior to the release of any press release solely relating to the acquisitions contemplated hereby, the Buyer shall consult with the Sellers’ Representative regarding the content of such press release and shall consider any comments of the Sellers’ Representative regarding such press release in good faith.

7.11        No Third Party Beneficiaries. Except as set forth in Article 6 with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties, this Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party will be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

7.12        Release. Each Seller, on behalf of such Seller and each of such Seller’s agents, trustees, beneficiaries, Affiliates, heirs, successors and assigns, hereby unconditionally and irrevocably and forever releases and discharges the Company, the Buyer and their respective successors and assigns, and their respective present and former directors, officers, stockholders, employees, Affiliates, agents and other representatives (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, that such Seller ever had, now has or ever may have or claim to have against or with respect to the Released Parties that relates in any way to the Company, the Buyer, their respective Affiliates (including as to the amount or form of the consideration to be received by the undersigned pursuant to this Agreement) for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever, in each case, that arises at any time at or prior to the Closing or that relates to or is otherwise in any way attributable to any time at or prior to the Closing (collectively, the “Released Claims”); provided, however, that this release does not extend to a claim to enforce the terms of, or any breach of, such Seller’s rights under this Agreement to the extent such Seller’s enforcement is otherwise permitted hereunder. Such Seller hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Released Claims, and this Agreement shall constitute a complete defense to any Released Claim. Such Seller acknowledges that such Seller may hereafter discover facts in addition to or different from those that it now knows or believes to be true with respect to a Released Matter, but intends to fully and finally and forever settle, and for the foregoing release to apply to, any and all Released Claims that do now exist, may exist or heretofore have existed, and, to the fullest extent permitted by applicable Law, hereby waives and relinquishes any rights and benefits under any statute or common law principle that any in way could limit the effectiveness of the release set forth in this Section 7.12.

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7.13        Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument. Signed facsimile counterparts to this Agreement or signed counterparts delivered in .pdf or other electronic format shall be acceptable and binding and treated in all respects as having the same effect as an original signature.

7.14        Entire Agreement. This Agreement (including the Disclosure Schedules and the certificates and exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof.

ARTICLE 8

CERTAIN DEFINITIONS

In addition to terms otherwise defined in this Agreement, the following terms have the meanings specified in this Article 9:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” or “affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, except that with respect to any specified Person who is a natural person, such terms also include such family members.

“Ancillary Agreement” means any agreement, exhibit, statement, document or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

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“business day” means any day other than a day on which banks in the State of New York are required or authorized to be closed.

“CARR” means the annualized total (i.e. 12 months’ worth) of the contractually-committed, recurring, installment fees (including amortized portions of down-payments) billable by the Company in connection with a signed contract for the products currently marketed as Patientology, Physicianology and/or Decisionology products, regardless of the contract term starting date. CARR will include contractually-committed fees billable to the customer for the resale and inclusion of third party data sets, for example HMS data, in the Company’s products. For the avoidance of doubt, CARR shall not include (i) fees received by the Company for the Company’s products and offerings related to the execution of direct mail and email marketing campaigns for customers, as well as the downloading of mailing lists for use with third-party printers; (ii) fees received by the Company for new Company products or offerings (not mentioned above) that are launched subsequent to the Closing Date; or (iii) fees received by the Company or Buyer regarding hospital digital media campaigns using Buyer’s digital marketing capabilities that are ordered within the Company’s systems. Furthermore, in the event that a Company customer provides notice of cancellation, termination or its intent not to renew its current relationship with the Company prior to the Earn Out Date, the fees associated with such customer shall be excluded from the definition of CARR.

“Cause” means, with respect to an employee of the Company or any other Affiliate of the Buyer, (i) a plea by such employee of guilty or nolo contendere to, or conviction for, a felony offense or other crime involving moral turpitude, fraud, dishonesty or theft or engaging in any act which is a violation of any law or regulation protecting the rights of employees; (ii) a breach by such employee of a fiduciary duty owed to the Company or such Affiliate or any willful misappropriation of the funds or property of the Company or the Buyer or any Affiliate thereof; (iii) such employee’s failure to follow any specific lawful written instructions of the Buyer or the Company’s board of managers or equivalent governing body for a period of fifteen (15) days following written notice thereof, (iv) a breach by such employee of any of the obligations of such employee to the Company or the Buyer or any Affiliate thereof with respect to non-disclosure of confidential information, non-competition or non-solicitation or assignment and ownership of intellectual property or a material breach by such employee of any of the other covenants made by that employee under any other agreement between the employee and the Company and/or the Buyer or any Affiliate thereof which, with respect to such other agreement, continues for a period of fifteen (15) days following written notice thereof; (v) the neglect by such employee of the material duties required by the Company or the Buyer or any Affiliate thereof which continues for a period of fifteen (15) days after written notice from the Company or the Buyer or any Affiliate thereof, (vi) a violation of any written or electronic policy of the Company or the Buyer or any Affiliate thereof pertaining to ethics, wrongdoing, discrimination, harassment or conflicts of interest; (vii) use of alcohol or illegal drugs, interfering with the performance of the employee’s duties to the Company or the Buyer or any Affiliate thereof, continuing after written warning; or (vii) the commission by the employee of any willful or intentional act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company or the Buyer or any Affiliate thereof.

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“Closing Cash Amount” means, with respect to the Company, as of the Closing, the amount of all unrestricted cash and cash equivalents held by the Company at such time determined in accordance with GAAP and the Company’s past practices, and in a manner consistent with the Net Working Capital Illustration. For the avoidance of doubt, the Closing Cash Amount shall be adjusted to reflect ordinary course and current reconciling items, including a negative adjustment for any issued but uncleared checks and drafts.

“Closing Indebtedness Amount” means the Indebtedness of the Company as of the Closing (for the avoidance of doubt, including Indebtedness under the Tea Leaves Tech Promissory Note).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any agreement, contract, obligation, promise, note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, lease or other instrument, commitment or undertaking (whether written or oral) that is legally binding.

“Disabled” means termination resulting from an Earn Out Employee being unable, due to a physical or mental condition, to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period.

“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, directives, ordinances, the common law, judgments, orders, consent agreements, work practices, standards and norms relating to (a) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health and safety or (b) the presence, management, Release or threat of Release of, or exposure to Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any analogous state statue and its implementing regulations): Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial or local governmental, regulatory or administrative body, agency, department, bureau, commission, board, office, authority or instrumentality, any court, tribunal or judicial authority, whether foreign or domestic, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Hazardous Substances” means any substance, compound, mineral, waste, gas or chemical that are defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, or hazardous waste, or otherwise regulated or governed, under Environmental Laws.

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“Healthcare Laws” means all applicable federal, state and local Laws relating to healthcare, including, without limitation: (1) all Laws relating to the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, healthcare services or the formation or use of any opt-in physician community, including Laws that regulate managed care, third party payors and persons bearing the financial risk for the provision or arrangement of healthcare services, including any applicable state insurance, health maintenance organization or managed care Laws, and the participation in Medicare and any state Medicaid program; (2) all federal and state Laws relating to the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including, without limitation, laws prohibiting or regulating fraud and abuse, patient referrals, false claims or provider incentives generally or under the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), the Stark Law (42 U.S.C. 1395nn), the Affordable Care Act (Public Law 111-148 as amended by Public Law 111-152), the exclusion laws (42 U.S.C. 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the Mental Health Parity and Addiction Equity Act (29 U.S.C. § 1185a), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and the regulations promulgated pursuant to such statutes; (3) the administration of health claims or benefits or processing or payment for healthcare services, treatment or supplies furnished by providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (4) Medicare (42 U.S.C. 1395 et seq.), Medicaid (42 U.S.C. 1396 et seq.) and TRICARE (10 U.S. Code § 1076d), and (5) the privacy, security, transmission, and storage of protected health information, including without limitation HIPAA and all comparable state Laws.

“Holdback Amount” means the sum of $4,000,000, which shall consist entirely of shares of Buyer Common Stock (valued in a manner consistent with the shares of Buyer Common Stock distributed pursuant to Section 1.3(c) herein).

“Indebtedness” means all principal, interest, premiums or other obligations, whether contingent or otherwise, related to: (a) all indebtedness of the Company for borrowed money or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line or the Tea Leaves Tech Promissory Note); (b) all obligations of the Company for the deferred purchase price of property or services (other than accounts payable, accrued expenses and deferred revenue incurred in the ordinary course of business and consistent with past practice); (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP currently in effect, recorded as capital leases; (e) all obligations, contingent or otherwise, of the Company under bankers acceptances, letters of credit, reimbursement obligation with respect to any letter of credit or similar facilities; (f) all obligations of the Company under interest rate and currency hedging agreements, including swap breakage or associated fees; (g) all obligations of others secured by a Lien on assets of the Company; and (h) all guaranties and similar arrangements of the obligations described in the foregoing clauses (a) to (g) of another Person.

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“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts (including any reissues, divisionals, renewals, provisionals, continuations or continuations-in-part thereof) claiming priority therefrom (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable, (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”), (c) works of authorship (“Copyrights”), (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”), (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith (collectively, “Trademarks”), (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and records and (g) domain names; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

“Knowledge of the Sellers” and words of similar import means the actual knowledge (after reasonable internal inquiry of Company Employees) of any Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, order, writ, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer , receipt of income or exercise of any other attribute of ownership.

“Litigation” means any claim, action, demand, lawsuit, arbitration, inquiry, investigation, audit, notice of violation, proceeding, litigation, citation, mediation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise and whether at law or in equity.

“Losses” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, Taxes, Actions, costs and expenses (including reasonable fees and expenses of attorneys and other advisors and consultants), including in connection with investigating, defending, settling or satisfying any Actions or resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement (whether in connection with matters asserted in Third Party Claims or incurred or sustained in the absence of Third Party Claims); provided that Losses shall not include punitive damages except to the extent awarded to a third party.

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“Material Adverse Effect” means any circumstance or event that, individually or in the aggregate with any other circumstance or event, (a) is or would be reasonably expected to be material and adverse to the business, condition (financial or otherwise), operations, assets, prospects, liabilities or results of operations of the Company or (b) that would have a material adverse effect on the ability of any Seller to consummate the transactions contemplated by the Agreement; provided, however, that “Material Adverse Effect” shall not include the impact on such business, condition (financial or otherwise), operations, assets, prospects, liabilities or results of operations arising out of or attributable to (i) any changes in general economic or financial conditions of the United States that do not affect the Company’s business disproportionately as compared to other similarly-situated companies, (ii) any changes in federal or state laws or changes to GAAP applicable to the Company, (iii) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), or (iv) the negotiation or announcement of the pendency of the transaction contemplated herein, the consummation of the transaction or any actions expressly required by this Agreement or the Ancillary Documents.

“Net Working Capital Adjustment Amount” means (a) if the Net Working Capital Amount exceeds the Target Net Working Capital Amount, a positive number equal to the amount by which the Net Working Capital Amount exceeds the Target Net Working Capital Amount, and (b) if the Target Net Working Capital Amount exceeds the Net Working Capital Amount, a negative number equal to the amount by which the Target Net Working Capital Amount exceeds the Net Working Capital Amount.

“Net Working Capital Amount” means (a) all current assets (including cash and cash equivalents included in the Closing Cash Amount) of the Company, minus (b) all current liabilities (excluding any Indebtedness (other than installment notes and current liabilities under capital leases) and Seller Transaction Expenses to be paid on or prior to the Closing) of the Company determined as of the Closing, in each case, calculated in accordance with GAAP and the Company’s past practices, and in a manner consistent with the Net Working Capital Illustration.

“Net Working Capital Illustration” means the illustrative calculation of the Net Working Capital Amount attached hereto as Exhibit D.

“Options” shall mean any options, warrants, rights, calls, commitments, conversion rights, rights of exchange rights of first offer or first refusal, plans or other commitments, agreements or arrangements of any kind.

“Person” or “person” means any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Post-Closing Tax Period” means any tax period ending after the Closing Date and not including any Straddle Period.

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“Pre-Closing Taxes” means (i) any Taxes of the Company with respect to any Pre-Closing Tax Period (including Taxes with respect to a Straddle Period that are allocable to the Company in accordance with Section 5.3), (ii) any Taxes for which the Company is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, (iii) any Taxes of another Person for which the Company is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise.

“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into, under or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), of Hazardous Substances.

“Seller Transaction Expenses” means all transaction fees and expenses incurred or payable by the Sellers or the Company in connection with the transactions contemplated by this Agreement, including (i) investment banking fees and fees and expenses of accountants, counsel and other agents and representatives, (ii) any bonuses or other compensatory payments payable to any Employee or other Person in connection with the transactions contemplated hereby, regardless of whether paid prior to, at or after the Closing (including the employer portion of any associated payroll taxes) and (iii) the cost of the “tail policy” described in Section 3.15(b).

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Target Net Working Capital Amount” means $237,816.63.

“Tax” means (a) any federal, state, local, foreign or any other taxes, including without limitation any income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environmental, alternative, or add-on minimum taxes or other taxes, fees, assessments, customs or similar duties, tariffs, or escheat or abandoned property obligations, or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on or with respect to the Company or its properties or assets and (b) any obligations under any agreements or arrangements with respect to any item described in clause (a) hereof, and (c) any transferee or other liability in respect of any item described in clauses (a) or (b) hereof by reason of assumption, transferee liability, operation of law, Treasury regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under applicable law) or otherwise.

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“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or its properties or assets or the administration of any laws, regulations or administrative requirements relating to any such Tax.

“Taxing Authority” means any federal, state, local, and foreign governmental entity or other authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the Buyer Common Stock is listed or admitted for trading.

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The following terms are defined in the corresponding Sections noted below:

409A Liability	3.20(g)
409A Plan	3.20(g)
Agreed Amount	6.2(i)
Agreement	Preamble
Balance Sheet	3.6
Balance Sheet Date	3.6
Buyer	Preamble
Buyer Common Stock	1.2
Buyer Indemnified Parties	6.2(a)
Cap	6.2(d)
Claims Notice	6.2(i)
Closing	1.5
Closing Balance Sheet	1.4(a)
Closing Date	1.5
Closing Statement	1.3(a)
Company	Preamble
Company Licenses	3.16(c)
Company Trade Secrets	3.16(l)
Data	3.17
Default Notice	1.7(b)
Dispute Resolution Auditor	1.4(b)
Earn Out	1.2
Earn Out Date	1.7(a)
Earn Out Employee	1.7(c)
Earn Out Payment	1.7
Earn Out Target	1.7(a)
Employee	3.21(a)
Employee Benefit Plan	3.20(b)
ERISA	3.20(a)
ERISA Affiliate	3.20(b)
Estimated Closing Indebtedness Amount	1.3(a)
Estimated Net Working Capital Adjustment Amount	1.3(a)
Estimated Purchase Price	1.3(b)
Estimated Seller Transaction Expenses	1.3(a)
Financial Statements	3.6
Fundamental Representations	6.1
Funds Flow Memo	1.3(b)
Holdback Period	1.3(c)
Indemnitee	6.2(i)
Indemnitor	6.2(i)
Initial Purchase Price Allocation	1.8
Interests	Recitals
Leased Real Property	3.13(b)
Leases	3.13(b)
Material Contracts	3.14(b)
McClendon	1.6(b)(vi)
Net Closing Payment	1.3(b)
Non-Competition Agreement	1.6(a)(v)
Non-PII	3.17
Notice of Disagreement	1.7(d)
Objections Statement	1.4(a)
Operating Agreement	Recitals
Overage Amount	1.4(c)(ii)
Payoff Amounts	1.3(d)
PBGC	3.20(c)(ii)
Permits	3.9(c)
PII	3.17
Pre-Closing Returns	5.1(a)
Preliminary Statement	1.4(a)
Privacy Policy	3.17
Purchase Price	1.2
Registered Intellectual Property	3.16(a)
Related Party	3.23(a)
Released Parties	7.12
Released Claims	7.12
SEC	1.6(b)(xviii)
Securities Act	2.8(a)
Seller	Preamble
Seller Indemnified Parties	6.2(b)
Sellers’ Representative	7.2(a)
Shortfall	1.4(c)(i)
Significant Customers	3.18
Significant Suppliers	3.18
Statement	1.7(d)
Straddle Period Returns	5.1(b)
Survival Period	6.1
Tax Incentive	3.19(k)
Tea Leaves Tech	Recitals
Tea Leaves Tech Agreement	3.1(b)
Tea Leaves Tech Promissory Note	3.1(b)
TechSafari	1.6(b)(xi)
Third Party Claim	6.2(k)
Threshold	6.2(c)
Transfer Taxes	1.9
Vanguard	1.6(b)(ix)

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

TEA LEAVES HEALTH, LLC

By:	/s/ Roger Loeb
Name: Roger Loeb
Title: Chief Privacy Officer

SELLERS:

/s/ Stefan Agustsson
Stefan Agustsson

TEA LEAVES TECHNOLOGIES LLC

By:	/s/ Reuben Kennedy
Name: Reuben Kennedy
Title: President

/s/ Reuben Kennedy
Reuben Kennedy

/s/ Roger Loeb
Roger Loeb

/s/ James Schleck
James Schleck

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/s/ Douglas Zarvell
Douglas Zarvell

SELLERS’ REPRESENTATIVE, solely in his capacity as Sellers’ Representative

/s/ Reuben Kennedy
Reuben Kennedy

EVERYDAY HEALTH, INC.

By:	/s/ Alan Shapiro
Name: Alan Shapiro
Title: EVP and General Counsel

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Exhibit A

MEMBERSHIP INTERESTS

Exhibit B

ESTIMATED PURCHASE PRICE ALLOCATIONS

Exhibit C

FORM OF NON-COMPETITION AGREEMENT

Exhibit D

NET WORKING CAPITAL ILLUSTRATION